UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Liberty Self-Stor, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed transaction is valued at $33,700,000, which is the consideration payable to the Registrant in the asset sale transaction described in the proxy statement.

(4)	Proposed maximum aggregate value of transaction: $33,700,000

(5)	Total fee paid: $3,966.49

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

February 8, 2005

Dear Stockholder:

      You are cordially invited to attend a special meeting of the stockholders of Liberty Self-Stor, Inc., to be held at 2:00 P.M. local time on March 21, 2005, at our offices, 8500 Station Street, Suite 100, Mentor, Ohio 44060.

      As more fully described in the attached notice of special meeting and the accompanying proxy statement, the business to be addressed at the special meeting is consideration of a proposal to sell for cash substantially all of our assets to U-Store-It, L.P. (f.k.a., Acquiport/ Amsdell I Limited Partnership), the operating partnership of U-Store-It Trust.

      Your vote is important to us. Whether or not you plan to attend the special meeting, please return the enclosed proxy card as soon as practicable to ensure your representation at the special meeting. You may choose to vote in person at the special meeting even if you have returned a proxy card.

      If you have any questions about how to vote your shares or in changing your vote, please contact our proxy solicitor, D.F. King & Co., Inc., at 888-542-7446.

      The board of directors of Liberty recommends that you vote FOR the proposal to sell substantially all of our assets to U-Store-It.

Sincerely,

Richard M. Osborne
Chairman of the Board and Chief Executive Officer

LIBERTY SELF-STOR, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On March 21, 2005

To the Stockholders of Liberty Self-Stor, Inc.:

      Notice is hereby given that a special meeting of the stockholders of Liberty Self-Stor, Inc., a Maryland corporation, will be held at 2:00 P.M. local time on March 21, 2005, at our offices, 8500 Station Street, Suite 100, Mentor, Ohio 44060, for the following purposes:

1. To vote on a proposal to sell substantially all of our assets to U-Store-It, pursuant to the terms of that certain asset purchase agreement by and among Liberty Self-Stor, Inc., Liberty Self-Stor, Ltd., a wholly-owned subsidiary of our operating partnership, LSS I Limited Partnership, and U-Store-It dated September 7, 2004, as more fully described in the proxy statement accompanying this notice.

2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

      We have fixed the close of business on February 4, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only our stockholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof. This notice of special meeting and the accompanying proxy statement and proxy card are being sent to stockholders on or about February 8, 2005.

      You are cordially invited to attend the special meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

Marc C. Krantz
Secretary

February 8, 2005

LIBERTY SELF-STOR, INC.

PROXY STATEMENT

GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at the special meeting of stockholders to be held on March 21, 2005, and any postponements or adjournments of the meeting.

      This proxy statement and the accompanying notice and proxy card are being sent to our stockholders beginning on or about February 8, 2005.

QUESTIONS and ANSWERS

Q:  What is the proxy statement and why am I receiving it?

A:	This proxy statement describes in detail the proposed sale of substantially all of our assets to U-Store-It, the operating partnership of U-Store-It Trust. The assets to be sold are all of our self-storage facilities except our Painesville and Gahanna, Ohio facilities. This sale constitutes a sale of substantially all of our assets for purposes of Maryland law, which governs our corporate matters. Accordingly, the sale is being submitted to our stockholders for approval pursuant to Section 3-105 of the Maryland corporate law. You have been sent this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the special meeting of stockholders called for the purpose of voting on the transaction. The board of directors unanimously recommends that you vote FOR the proposal to approve the transaction.

Q:  Who is entitled to vote?

A:	Stockholders as of the close of business on February 4, 2005, the record date, are entitled to vote at the special meeting. Each share of common stock is entitled to one vote.

Q:  How do stockholders vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposal. You have the right to revoke your proxy any time before the meeting by:

•	notifying our Corporate Secretary,

•	voting in person, or

•	returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Thomas J. Smith and Marc C. Krantz will vote FOR the proposed transaction on your behalf.

Q:	How many votes are required to approve the transaction?

A:	Each share of common stock will entitle the holder to cast one vote. The affirmative vote of two-thirds of the shares of our common stock outstanding on the record date for the special meeting will be necessary for the approval of the proposed transaction. Abstentions and broker nonvotes will have the same effect as votes against the proposed transaction. A “broker nonvoter” occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter. Richard M. Osborne, our Chairman of the Board and Chief Executive Officer, owns 9.6% of the outstanding shares of our common stock and has agreed to vote all his shares in favor of the proposed transaction.

i

Q:	What will happen if the stockholders approve the transaction?

A:	If the stockholders approve the transaction, then shortly following the special meeting we will sell all but two of our self-storage facilities to U-Store-It for a cash purchase price of $33.7 million, adjusted for certain prorations, that will be used as follows:

•	approximately $24.6 million will be paid to satisfy our outstanding debts and other liabilities, and

•	the expenses related to this transaction, estimated to be approximately $0.4 million, will be paid.

After the payment of our debt and expenses, we will have $8.7 million available from the purchase price which will be distributed to the owners of our operating partnership, LSS I Limited Partnership. Liberty Self-Stor, Inc. has a 29.9% equity interest in the operating partnership, and Mr. Osborne, Thomas J. Smith, our President and Chief Operating Officer, and Retirement Management Company, of which Mr. Osborne is the sole stockholder, have the remaining 70.1% equity interest in the operating partnership. We estimate that the consideration allocated to us for the sale of the facilities will be approximately $2.6 million. See “Use of Proceeds” on page 13 for more information.

Holders of our common stock will receive a special dividend of $0.20 per share, or a total of approximately $600,000, payable by us to our stockholders of record at the close of business on the last trading day immediately after the date of the closing of the transaction, subject to our stockholders approving the transaction at the special meeting and the closing of the transaction. We will issue a press release announcing the record date, closing date of the transaction and payment date of the special dividend once they have been determined.

Q:	Will we continue to operate once the transaction is closed?

A:	We have agreed that, following the closing of the transaction, neither we nor any of our affiliates, including Mr. Osborne and Mr. Smith, will engage in the storage business within a five mile radius of any of the facilities for a period of five years; however, we will continue to operate our two remaining self-storage facilities located in Painesville and Gahanna, Ohio. We will own these remaining assets and will continue as a public company immediately following the closing of the proposed transaction.

At this time, our board has not determined our future business plans. Going forward, we intend to investigate and evaluate available business opportunities. Although we have no current plans to liquidate, we may determine it is in the best interest of our stockholders to do so. In the event of a liquidation, we would incur additional costs related to the disposal of our Painesville and Gahanna facilities which would reduce the cash available to distribute to our stockholders. Following completion of the sale to U-Store-It, we may also pursue a business combination with a private business that wishes to take advantage of our public company status. Any combination transaction is likely to have a dilutive effect on the interests of our stockholders, reducing each stockholder’s proportionate ownership and voting power. Alternatively, we may determine to use our remaining cash proceeds to invest in other business opportunities.

Q:	When is the transaction expected to be completed?

A:	We expect the transaction to be completed by the end of the first quarter of 2005. However, the timing of the completion of the transaction is dependent on the sale of our assets to U-Store-It being approved by our stockholders and the satisfaction of other conditions described in this proxy statement. Some of these conditions are beyond our control.

Q:	What should I do now?

A:	Send in your proxy card. After reviewing this document and its appendixes, indicate on your proxy card how you want to vote, and sign, date, and mail it in the enclosed envelope as soon as possible to ensure that your shares will be represented at the special meeting. If you sign, date, and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the transaction. If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the special meeting, your inaction will have the effect of voting against the transaction.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will it vote my shares for me?

A:	Yes, but only if you give your nominee instructions on how to vote. Your broker, bank or other nominee holder will vote your shares only if you provide it with instructions on how to vote. You should instruct your nominee how to vote your shares by following the directions it provides. If you do not provide instructions to your nominee, your shares will not be voted and this “broker nonvoter” will have the effect of voting against the transaction.

Q:	Can I change my mind and revoke my proxy?

A:	Yes. You may revoke your proxy up to the time of the special meeting by taking any of the actions explained under the “Solicitation, Voting and Revocation of Proxies” on page 8 of this proxy statement, including by giving a written notice of revocation, by signing and delivering a new later-dated proxy, or by attending the special meeting and voting in person.

Q:	Can I vote my shares in person?

A:	Yes. You may attend the special meeting and vote your shares in person even if prior to the special meeting you signed and mailed your proxy card.

Q:	Do I have dissenters’ rights?

A:	Yes. As this transaction constitutes a sale of substantially all of our assets, our stockholders are entitled to exercise “dissenters’ rights” under Maryland law. These rights entitle a stockholder to “dissent” from the transaction and, by strictly following the requirements fixed by law, receive “fair value” for their stock from the successor if the transaction is closed. The fair value may ultimately be determined in a judicial proceeding, the result of which cannot be predicted with certainty. Under applicable law, if you wish to assert dissenters’ rights, you must (i) deliver to our corporate secretary, prior to the time the vote is taken on the proposed transaction at the special meeting, written objection to the proposed transaction, (ii) not vote for the proposed transaction and (iii) make written demand on U-Store-It of your intent to demand payment for your shares if the proposed transaction is closed. A notice of your intent to demand payment for your shares if the proposed transaction is consummated should be sent postage prepaid and addressed to Liberty Self-Stor, Inc., Attention: Corporate Secretary, 8500 Station Street, Suite 100, Mentor, Ohio 44060. The notice should be sent by a method that will assure its delivery to us prior to the date of the special meeting. If the transaction is approved by the stockholders at the special meeting, the successor will send written notice to all stockholders who properly delivered a notice of their intent to demand payment for their shares, which notice will state when and where written demand for payment for such stockholders’ shares must be sent and when the stock certificates representing their shares must be deposited by them to effectuate the purchase of the dissenting stockholders’ shares. Dissenters’ rights are more fully explained under “Rights of Dissenting Stockholders” on page 18 of this proxy statement.

Q:	Who is paying for this proxy solicitation?

A:	Our board of directors is making this solicitation and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. We have retained D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist in the solicitation of proxies. We have agreed to pay D.F. King a fee of $7,500 and to reimburse it for its reasonable out-of-pocket expenses. Approximately 20 people will be used by D.F. King in its solicitation effort. In addition, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	Whom can I call with questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the asset purchase agreement or the transaction, you should contact Thomas J. Smith, President, 8500 Station Street, Suite 100, Mentor, Ohio 44060, telephone: 440-974-3770. If you have any questions about how to vote your shares or in changing your vote, please contact our proxy solicitor, D.F. King & Co., Inc., at 888-542-7446.

SUMMARY

      This summary highlights selected information from this proxy statement. It does not contain all of the information that you may consider to be important in determining how to vote on the proposed transaction. You should carefully read the entire document and the other documents to which we refer. These will give you a more detailed description of the proposed transaction. Each item in this summary refers to the pages where that subject is discussed in greater detail elsewhere in this proxy statement. In this proxy statement, the terms “we,” “our,” “us” and “Liberty” refer to Liberty Self-Stor, Inc., Liberty Self-Stor, Ltd., a wholly-owned subsidiary of our operating partnership, LSS I Limited Partnership, unless the context indicates otherwise.

The Proposal (See Page 19)

      At the special meeting, our stockholders will consider and vote upon a proposal to approve the sale of all of our self-storage facilities except for our Painesville and Gahanna, Ohio facilities for $33.7 million in cash, subject to adjustment for certain prorations pursuant to the asset purchase agreement, dated September 7, 2004, by and among Liberty and U-Store-It. The asset purchase agreement is the document that controls the proposed transaction between the companies. We encourage you to read the entire asset purchase agreement, which is attached to this proxy statement as Appendix A.

Assets to be Sold (See Page 19)

      We will sell all of our self-storage facilities except for our Painesville and Gahanna, Ohio facilities, which facilities to be sold accounted for approximately 91.3% of our revenue in the first nine months of 2004.

Obligations to be Assumed by U-Store-It (See Page 20)

      At the closing, U-Store-It will assume all of our rights, duties and obligations under our existing self-storage leases and certain existing service contracts and personal property leases except for our Painesville and Gahanna, Ohio facilities.

Purchase Price (See Page 20)

      U-Store-It will pay a total cash purchase price of $33.7 million for the assets, adjusted for certain prorations. Following execution of the asset purchase agreement, U-Store-It deposited $100,000 in an escrow account with Lake County Title, LLC as the escrow agent. This deposit will be credited against the purchase price upon closing of the proposed transaction. If U-Store-It should default under the asset purchase agreement, we will retain the deposit as damages.

Use of Proceeds (See Page 13)

      The $33.7 million purchase price (adjusted for certain prorations) will be used as follows:

•	approximately $24.6 million will be paid to satisfy our outstanding debts and other liabilities, and

•	the expenses related to this transaction, estimated to be approximately $0.4 million, will be paid.

      After the payment of our debt and expenses, we will have approximately $8.7 million available from the purchase price which will be distributed to the owners of our operating partnership, LSS I Limited Partnership. Liberty Self-Stor, Inc. has a 29.9% equity interest in the operating partnership, and Mr. Osborne, our Chairman of the Board and Chief Executive Officer, Thomas J. Smith, our President and Chief Operating Officer, and Retirement Management Company, of which Mr. Osborne is the sole stockholder, have the remaining 70.1% equity interest in the operating partnership. We estimate that the consideration allocated to Liberty Self-Stor, Inc. for the sale of the facilities will be approximately $2.6 million with the remaining $6.1 million being allocated to Mr. Osborne, Mr. Smith and Retirement Management Company for their 70.1% equity interest.

Special Dividend to Liberty Stockholders (See Page 12)

      Holders of our common stock will receive a special dividend of $0.20 per share, or a total of approximately $600,000, payable by us to our stockholders of record at the close of business on the last trading day immediately after the date of the closing of the transaction, subject to our stockholders approving the transaction at the special meeting and the closing of the transaction. We will issue a press release announcing the record date, closing date of the transaction and payment date of the special dividend once they have been determined.

Our Operations Pending the Closing of the Transaction (See Page 21)

      Until the closing date, we have agreed, among other things:

•	to continue to maintain and operate our facilities subject to the asset purchase agreement in accordance with our past practices,

•	to maintain our facilities subject to the asset purchase agreement in good order and condition and not permit our facilities to adversely change from their present condition, and

•	to comply with the terms and provisions of all agreements and other obligations relating to our facilities subject to the asset purchase agreement.

Our Operations after the Transaction (See Page 21)

      We have agreed that, following the closing of the transaction, neither we nor any of our affiliates, including Mr. Osborne and Mr. Smith, will engage in the storage business within a five mile radius of any of the facilities for a period of five years; however, we will continue to operate our two remaining self-storage facilities located in Painesville and Gahanna, Ohio. We will own these remaining assets and will continue as a public company immediately following the closing of the proposed transaction.

      At this time, our board has not determined our future business plans. Going forward, we intend to investigate and evaluate available business opportunities. Although we have no current plans to liquidate, we may determine it is in the best interest of our stockholders to do so. In the event of a liquidation we would incur additional costs related to the disposal of our Painesville and Gahanna facilities which would reduce the cash available to distribute to our stockholders. Following completion of the sale to U-Store-It, we may also pursue a business combination with a private business that wishes to take advantage of our public company status. Any combination transaction is likely to have a dilutive effect on the interests of our stockholders, reducing each stockholder’s proportionate ownership and voting power. Alternatively, we may determine to use our remaining cash proceeds to invest in other business opportunities. You should review the “Risk Factors” section beginning on page 7 for a discussion of some of the risks related to our future operations.

Our Reasons for the Transaction (See Page 11)

      Our board of directors did not seek an independent valuation or third party opinion as to the fair value of the consideration to be received in the proposed transaction. Our board of directors has unanimously approved the asset purchase agreement with U-Store-It. The board of directors believes that the transaction and the terms and provisions of the asset purchase agreement are fair to and in the best interests of our stockholders. Therefore, the board of directors has unanimously recommended that you vote to approve the transaction.

      In reaching its decision to approve and recommend stockholder approval of the transaction with U-Store-It, the board of directors consulted with management and legal counsel and considered a number of factors, including the following:

•	The limited capital raising opportunities available to us, and the unlikely possibility that another entity would be interested in buying our stock or merging with us, versus engaging in an asset sale.

•	We have not been profitable since we became a publicly-held company in 1999.

•	The proposed transaction will provide us with the opportunity to provide a cash return to our stockholders in the form of a special dividend of $0.20 per share.

•	The proposed transaction will provide us with the capital necessary to satisfy our indebtedness and our operating liabilities, and fund our limited ongoing operations following the asset sale.

•	The purchase price is higher than any other offer previously received by us, and significantly higher than some of the offers.

•	The definitive purchase price in the asset purchase agreement with U-Store-It is not tied to our ongoing financial performance or our operating results which means our failure to generate profits would not have an impact on the purchase price.

•	The business synergies between Liberty and U-Store-It are strong. U-Store-It is in the self-storage facility business and already understands the market in which we operate.

•	The asset purchase agreement is favorable to us and superior to the transaction proposed by another potential purchaser in June 2004 based upon the following:

•	The prior proposal anticipated purchasing only ten of our self-storage facilities,

•	The ten facilities are our best and most profitable facilities, and had this prior transaction been closed, our operations would have been limited to our least profitable facilities, and

•	The representations, warranties and covenants required by the potential purchaser were more extensive in scope than those required by U-Store-It.

•	The asset purchase agreement permits us to participate in negotiations with any third party that has submitted an unsolicited proposal to us which is deemed superior by our board of directors, and if our board of directors determines that its fiduciary duties require, permits our board to withdraw its recommendation to our stockholders to vote in favor of the proposed transaction and terminate the asset purchase agreement, subject to payment of a breakup fee of $1,000,000.

      Although our board of directors considered the potential risks of the proposed transaction, which are summarized on page 11, the board believes that the positive factors outweigh the negative and the terms of the proposed transaction are fair to stockholders.

Our Recommendation to our Stockholders (See Page 13)

      Our board of directors believes that the transaction is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the transaction.

Interests of Persons Involved in the Transaction that are Different from Yours (See Page 13)

      Certain of our directors, executive officers and employees have interests in the transaction that are different from your interests. These differing interests include the following:

•	Richard M. Osborne, our Chairman of the Board and Chief Executive Officer, through Turkey Vulture Fund XIII, Ltd., beneficially owns 297,344 shares, or 9.6%, of our outstanding shares. Mr. Osborne is the sole manager of Turkey Vulture Fund XIII, Ltd. Mr. Osborne and Retirement Management Company hold 7,057,820 Class A limited partnership interests and Thomas J. Smith, our President and Chief Operating Officer, holds 49,753 Class A limited partnership interests in LSS I Limited Partnership, our operating partnership. Mr. Osborne, Mr. Smith and Retirement Management Company own 70.1% of the operating partnership, and we own the remaining 29.9%. Upon the completion of the transaction with U-Store-It, the operating partnership will make a distribution to Mr. Osborne, Retirement Management Company and Mr. Smith in the amount of $4.4 million, $1.6 million and $43,000, respectively.

•	Our board of directors has approved bonuses in the amount of $250,000 to be paid to various employees upon the completion of the transaction, including $150,000 to Mr. Smith. In addition, Mr. Osborne has informed us that he intends to pay Mr. Smith a fee of $350,000 from his portion of the sale proceeds in recognition of Mr. Smith’s contributions to the transaction with U-Store-It.

•	The Class A limited partnership interests held by Mr. Osborne, Retirement Management Company and Mr. Smith are redeemable for cash equal to the number of limited partnership interests multiplied by the market price of our stock or, at our election, convertible into common stock on a one-for-one basis. Including the 297,344 shares of common stock currently held by Turkey Vulture Fund, Mr. Osborne would own 7,355,164 shares of the common stock upon conversion, or 72.5% of the common stock outstanding. No such conversion into common stock will be permitted if we determine that such conversion would be likely to disqualify us as a real estate investment trust (“REIT”) unless our board of directors in its sole judgment and discretion determines that it is no longer in our best interests to continue to qualify as a REIT.

•	In connection with the proxy solicitation by Meridian ’83 Shareholders’ Committee for Growth, Turkey Vulture Fund incurred expenses of $102,613. Our board subsequently authorized the expense reimbursement because of the benefit to us of the proxy solicitation. The reimbursement was conditioned upon the authorization by the stockholders of the conversion to a perpetual-life REIT through an amendment to the Declaration of Trust. We will reimburse the Fund upon completion of the sale to U-Store-It.

•	Mr. Osborne is the sole manager of Liberty Self-Stor II, Ltd., an Ohio limited liability company, which is the owner of a truck rental business that makes trucks available for short-term rental to the general public, including tenants of our self-storage facilities, and provides for the retail sale of locks, boxes, packing materials, propane gas and related merchandise at our facilities. Liberty Self-Stor II, Ltd. is a party to the asset purchase agreement and is selling substantially all of its assets to U-Store-It as well for $300,000. We have entered into a cost sharing agreement with Liberty Self-Stor II, Ltd. with respect to the sharing of employees and space at the offices of the self-storage facilities for the benefit of both companies. As of September 30, 2004 and December 31, 2003, we owed Liberty Self-Stor II, Ltd. $218,009 and $264,992, respectively, for these transactions, as well as for cash advances between the companies. We will reimburse Liberty Self-Stor II, Ltd. upon completion of the sale to U-Store-It.

•	Additionally, as of September 30, 2004 we have $15,724, net included in related party payables. The balances originated in 2000 and 2001 as amounts owed to various companies of Mr. Osborne. We will reimburse these companies upon completion of the sale to U-Store-It.

•	On December 28, 1999, our stockholders approved the lease of our executive offices from OsAir, Inc., a company owned by Mr. Osborne. The rent for the initial term was $4,000 per month. The lease has a five-year term which expired in December 2004, with a five-year renewal option at $5,000 per month. We renewed our lease in accordance with the renewal option.

•	OsAir, Inc. employs a maintenance person from us. As of September 30, 2004 and December 31, 2003, OsAir owed us $35,648 and $32,729, respectively, for payroll and related benefits. OsAir will reimburse us upon the completion of the sale to U-Store-It.

•	As of September 30, 2004, we are due $41,057 from various entities affiliated with Mr. Osborne for administrative and accounting services rendered by us on behalf of those other entities. These entities will reimburse us upon the completion of the sale to U-Store-It.

•	We have an unsecured note payable to Mr. Osborne in the amount of $1.3 million at September 30, 2004 and December 31, 2003. The note bears interest at 4.00% and requires monthly interest payments of $4,333 with the principal due in full on October 30, 2005. We had an unsecured demand note payable to Mr. Osborne in the amount of $500,000 at December 31, 2002. The note was retired in February 2003 with the proceeds from a new long-term borrowing. Interest expense on related party notes payable for the nine months ended September 30, 2004 and 2003 were $41,014 and $45,581, respectively.

•	Marc C. Krantz, a director and our Corporate Secretary, is the managing partner of Kohrman Jackson & Krantz P.L.L. which provides legal services to us.

Conditions to Closing the Transaction (See Page 24)

      Pursuant to the terms of the asset purchase agreement, U-Store-It conducted a due diligence review of the facilities. The due diligence period expired on December 7, 2004. We are not aware of any outstanding due diligence issues that will prevent or delay the closing of the transaction. In addition, completion of the sale depends on our stockholders approving the proposed transaction. We cannot be certain whether this condition will be satisfied or that we will complete the transaction.

Representations and Warranties, Covenants (See Page 20)

      The asset purchase agreement contains customary representations, warranties and covenants. All representations and warranties will survive the closing and will expire one year after the closing.

Termination of the Asset Purchase Agreement (See Page 23)

      The asset purchase agreement will terminate if we fail to obtain stockholder approval of the transaction at the special meeting.

      Either company can also terminate the asset purchase agreement:

•	if the other party has breached the agreement,

•	if more than 3% of our stockholders demand the fair value of their shares of Liberty common stock pursuant to the Maryland corporate law and the other party fails to agree to satisfy the obligations of the “successor” under the Maryland corporate law with respect to the excess amount over 3%, or

•	if we enter into an agreement with any third party that has submitted an unsolicited proposal to us which is deemed superior by our board of directors.

      If the asset purchase agreement is terminated as a result of our failure to obtain stockholder approval of the transaction at the special meeting or the other party’s failure to agree to satisfy the obligations of the “successor” under the Maryland corporate law with respect to the excess amount over 3%, the deposit in the amount of $100,000 will be returned to U-Store-It.

      If the asset purchase agreement is terminated as a result of our entering into an agreement with any third party that has submitted an unsolicited proposal to us which is deemed superior by our board of directors, then we will pay U-Store-It the amount of $1,000,000 in addition to the return of the deposit in the amount of $100,000.

      If the asset purchase agreement is terminated as a result of U-Store-It’s breach of the asset purchase agreement, we will retain the deposit in the amount of $100,000 as liquidated damages.

      If the asset purchase agreement is terminated as a result of our breach of the asset purchase agreement, then the deposit in the amount of $100,000 will be returned to U-Store-It. Alternatively, U-Store-It may bring an action for specific performance of the asset purchase agreement.

Closing of the Transaction (See Page 24)

      The closing of the transaction is to take place on the last day of the month following the date we obtain stockholder approval of the proposed transaction at the special meeting.

Federal Income Tax Consequences (See Page 15)

      We do not expect that we will recognize taxable gain for U.S. federal income tax purposes as a result of the transaction. We do expect that our U.S. stockholders will recognize a gain for U.S. federal income tax purposes as a result of the transaction. We expect that U.S. stockholders will be taxed on undistributed capital gains. In addition to capital gains on the aggregate $600,000 in special dividends being paid to our stockholders, U.S. stockholders will be taxed on an estimated $2.0 million of capital gains in the aggregate even though these funds are not being distributed to our stockholders, however, such stockholders will be entitled to a basis increase in their shares of common stock equal to the undistributed gain.

Accounting Treatment (See Page 18)

      The transaction will be accounted for by us as a sale of assets.

The Special Meeting (See Page 8)

      We will hold a special meeting of our stockholders at 2:00 P.M. local time, on March 21, 2005 at our offices, 8500 Station Street, Suite 100, Mentor, Ohio 44060. At the meeting, we will ask our stockholders to approve the transaction and to act on any other matters that may be put to a vote at the meeting.

Record Date, Voting Power (See Page 8)

      You may vote at the special meeting if you owned shares of our common stock as of the close of business on February 4, 2005, which was set as the record date for the special meeting by our board of directors. You will have one vote for each share of common stock you owned on that date.

Vote Required (See Page 8)

      If a quorum is present at the special meeting, then the affirmative vote of two-thirds of the outstanding shares will be sufficient to approve the transaction. A quorum consists of a majority of the shares outstanding on the record date. On the record date, 3,082,669 shares of our common stock were outstanding. Broker nonvotes will not be counted towards a quorum at the special meeting, and will count as votes against the transaction. Abstentions will be counted towards a quorum at the special meeting, and also will count as votes cast against the transaction. If you return the attached proxy card with no voting decision indicated, the proxy will be voted FOR the approval of the transaction. Richard M. Osborne, our Chairman of the Board and Chief Executive Officer, owns 9.6% of the outstanding shares of our common stock and has agreed to vote all his shares in favor of the proposed transaction.

Dissenters’ Rights (See Page 18)

      As this transaction constitutes a sale of substantially all of our assets, our stockholders are entitled to exercise “dissenters’ rights” under Maryland law. These rights entitle a stockholder to “dissent” from the transaction and, by strictly following the requirements fixed by law, receive “fair value” for their stock from the successor if the transaction is consummated. The fair value may ultimately be determined in a judicial proceeding, the result of which cannot be predicted with certainty. Under applicable law, if you wish to assert dissenters’ rights, you must (i) deliver to our corporate secretary, prior to the time the vote is taken on the proposed transaction at the special meeting, written objection to the proposed transaction, (ii) not vote for the proposed transaction and (iii) make written demand on U-Store-It of your intent to demand payment for your shares if the proposed transaction is consummated. A notice of your intent to demand payment for your shares if the proposed transaction is consummated should be sent postage prepaid and addressed to Liberty Self-Stor, Inc., Attention: Corporate Secretary, 8500 Station Street, Suite 100, Mentor, Ohio 44060. Such notice should be sent by a method that will assure its delivery to us prior to the date of the special meeting. If the transaction is approved by the stockholders at the special meeting, the successor will send written notice to all stockholders who properly delivered a notice of their intent to demand payment for their shares, which notice will state when and where written demand for payment for such stockholders’ shares must be sent and when the stock certificates representing their shares must be deposited by them to effectuate the purchase of the dissenting stockholders’ shares. Dissenters’ rights are more fully explained under “Rights of Dissenting Stockholders” on page 18 of this proxy statement.

RISK FACTORS

A Warning about Forward-Looking Statements and Risk Factors

      We make forward-looking statements in this document. When we use words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions we refer to events or conditions subject to risks and uncertainties. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this proxy statement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following:

Our status as a REIT is uncertain

      In order to maintain our status as a REIT we must, among other things, continue to derive income from qualified sources, principally rents from real property and gains from the sale or exchange of real estate assets. Given the changes in the nature of our assets and in our sources of income that could result from the dispositions of assets and the need to retain assets to meet liabilities, we cannot assure you that we will continue to meet the REIT qualifications tests. If we fail to qualify as a REIT, either inadvertently or because our board of directors deems such loss to be in the best interest of stockholders, we would be taxed as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our income from operations and distribution of our assets for the taxable year in which our qualification as a REIT terminates and in any subsequent years.

Our future business is uncertain.

      At this time, our board has not determined our future business plans. Going forward, we intend to investigate and evaluate available business opportunities. We may pursue a business combination with a private business that wishes to take advantage of our public company status. Any combination transaction is likely to have a dilutive effect on the interests of our stockholders, reducing each stockholder’s proportionate ownership and voting power.

      We may use the proceeds from the sale of our facilities to enter into one or more new lines of business, which we are unable to identify at present. We have neither conducted nor have others made available to us results of market research concerning prospective business opportunities. There is no assurance that we will be able to acquire a business opportunity on terms favorable to us.

Our stockholder’s equity will decrease.

      Our stockholders’ equity for the nine months ended September 30, 2004 was $0.6 million. If the transaction with U-Store-It is closed, we anticipate that our stockholder’s equity will decrease after the payment of the special dividend of $0.20 per share payable by us to our stockholders.

The trading market in our stock is limited.

      Our common stock is traded on the Nasdaq® Over-the-Counter Bulletin Board. The price of our common stock is subject to volatility and the market to trade our common stock is limited. Therefore, the price at which our common stock may trade may fluctuate and the market for the common stock may be subject to disruptions that could make it difficult or impossible for holders of our common stock to sell shares in a timely manner, if at all. The sale of substantially all of our operating assets to U-Store-It could negatively impact our stock price and liquidity. We anticipate that after the dividend record date our stock will decrease by the amount per share of our special dividend.

THE SPECIAL MEETING

General

      This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting of the stockholders of Liberty Self-Stor, Inc. to be held on March 21, 2005, and at any adjournments or postponements thereof. The purpose of the special meeting is to consider and vote upon the sale of all but two of our self-storage facilities to U-Store-It.

Record Date, Shares Entitled to Vote; Vote Required to Approve the Transaction

      Our board of directors has fixed the close of business on February 4, 2005 as the date for the determination of stockholders entitled to vote at the special meeting. There were 1,978 record holders of our common stock and 3,082,669 shares of our common stock outstanding, each entitled to one vote per share, as of the record date.

      The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. In the absence of a quorum, the special meeting may be postponed from time to time until our stockholders holding the requisite number of shares of our common stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock, present in person or represented by proxy at the special meeting, is required to approve the transaction. Broker non-votes will not be counted towards a quorum at the special meeting, and will count as votes against the transaction. Abstentions will be counted towards a quorum at the special meeting, and also will count as votes cast against the transaction. If you return the attached proxy card with no voting decision indicated, the proxy will be voted FOR the approval of the transaction. Each holder of record of shares of our common stock is entitled to cast, for each share registered in his or her name, one vote on the transaction as well as on each other matter presented to a vote of stockholders at the special meeting. Richard M. Osborne, our Chairman of the Board and Chief Executive Officer, owns 9.6% of the outstanding shares of our common stock and has agreed to vote all his shares in favor of the proposed transaction.

      If you have any questions about how to vote your shares or in changing your vote, please contact our proxy solicitor, D.F. King & Co., Inc., at 888-542-7446.

      If the transaction is approved at the special meeting, it is expected that the closing of the transaction will occur promptly thereafter.

Solicitation, Voting and Revocation of Proxies

      This solicitation of proxies is being made by our board of directors, which will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. We have retained D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist in the solicitation of proxies. We have agreed to pay D.F. King a fee of $7,500 and to reimburse it for its reasonable out-of-pocket expenses. Approximately 20 people will be used by D.F. King in its solicitation effort. In addition, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

      Shares of our common stock represented by a proxy properly signed and received at or prior to the special meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of our common stock represented by the proxy will be voted FOR the proposal to approve the transaction and in accordance with the determination of the majority of our board of directors as to any other matter which may properly come before the special meeting, including any adjournment or postponement thereof. A stockholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to our corporate secretary, prior to or at the special meeting, a written notice revoking the proxy, (ii) delivering to our corporate secretary, at or prior to the special meeting, a duly executed proxy relating to the same shares and bearing a later date, or (iii) voting in person at the special meeting. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of a proxy should be addressed to:

Liberty Self-Stor, Inc.

8500 Station Street, Suite 100
Mentor, Ohio 44060
Attn: Corporate Secretary

      Our board of directors is not aware of any business to be acted upon at the special meeting other than consideration of the transaction described herein. If, however, other matters are properly brought before the special meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment.

PROPOSAL TO BE VOTED UPON

APPROVAL OF THE SALE OF 18 OF OUR FACILITIES

General

      At the special meeting, our stockholders will consider and vote upon a proposal to approve the sale of all of our self-storage facilities except for our Painesville and Gahanna, Ohio facilities for $33.7 million in cash, adjusted for certain prorations pursuant to the asset purchase agreement, dated September 7, 2004, by and among Liberty and U-Store-It. The terms of the asset purchase agreement are more fully described below under “Terms of the Asset Purchase Agreement.” Because the proposed transaction constitutes a sale of substantially all of our assets under Maryland law, stockholder approval of the proposed transaction is being sought.

      THE BOARD OF DIRECTORS URGES THE STOCKHOLDERS TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE TRANSACTION.

Background of the Transaction

      From time to time we have been approached by other self-storage companies interested in purchasing our self-storage facilities. In 2002, we received offers from four companies ranging in price from $24.7 million to $32.5 million. These offers were for 17 to 19 of our facilities. Each of these companies signed confidentiality agreements with us, and we provided these companies with financial information on our facilities. Our management chose to reject each of these offers because in its view the offers did not represent fair value for our facilities. None of these offers were made by U-Store-It, U-Store-It Trust or any of its affiliates, although we held discussions with U-Store-It in 2002 and executed a confidentiality agreement with them in June of 2002.

      A representative of Liberty and an employee of U-Store-It, both of which are located in the greater Cleveland, Ohio area, meet frequently to discuss the self-storage industry. At one of these meetings in March 2004, this employee proposed the purchase of all of our facilities, plus the business operations of Liberty Self-Stor II, Ltd., for $33.0 million in cash. U-Store-It signed a confidentiality agreement with us and on April 26, 2004, we signed a non-binding letter of intent. The facilities to be sold in this potential transaction represented approximately 846,675 net rentable square feet of self-storage space. No binding agreement was reached and discussions regarding a potential transaction were terminated on June 23, 2004.

      In April 2004, a Liberty representative was approached by a business broker who indicated he had a relationship with a publicly-held self-storage company that may be interested in purchasing our facilities. In June 2004, we terminated the above-referenced negotiations and entered into negotiations with this potential purchaser to sell ten of our facilities for $26.0 million in cash. The facilities to be sold in this potential transaction were eight of our facilities in Ohio and two in New York. These facilities represented approximately 499,000 of net rentable square feet of self-storage space. The transaction with the potential purchaser prohibited us from listing the ten facilities for sale, negotiating with, soliciting or accepting offers from, any person regarding the ten facilities until the earlier of July 7, 2004 or the execution of a binding purchase agreement. This transaction did not contemplate a purchase and sale of Liberty Self-Stor II, Ltd. The potential purchaser commenced due diligence and extensive negotiations began between attorneys and representatives for Liberty and the potential purchaser. Simultaneously, our management attempted to locate a purchaser or purchasers for our remaining facilities, which search was not successful. We terminated the negotiations with the potential purchaser because in the view of our management, the agreement for the sale of our facilities that the potential purchaser was insisting upon placed obligations on us and potential liability on us and our stockholders that were not prudent for us or our stockholders to undertake.

      On August 2, 2004, U-Store-It Trust, the operating partnership of U-Store-It, filed its Form S-1 registration statement with the Securities and Exchange Commission (“SEC”) to enable U-Store-It to become a public company. Shortly thereafter, the Liberty representative who meets frequently with the U-Store-It employee called his U-Store-It contact to acknowledge the filing. At that time, the U-Store-It employee asked whether we would still consider selling our facilities. On August 11, 2004, U-Store-It and Liberty signed a non-binding letter of intent under which we would sell 18 of our 20 facilities to U-Store-It and U-Store-It would assume the business operations of Liberty Self-Stor II, Ltd. for $33.7 million in cash. As in the April 26, 2004 letter of intent, the facilities to be sold in this transaction represented approximately 846,675 of net rentable square feet of self-storage space.

      After the signing of the letter of intent, representatives of Liberty and U-Store-It and their counsel negotiated a purchase agreement. On August 27, 2004, our board of directors met to discuss the possible sale of the 18 facilities to U-Store-It. The board discussed the proposed agreement in detail and determined it was in the best interests of Liberty and its stockholders to proceed with the transaction. The board approved the agreement in the form it was presented subject to final approval of the transaction by the board, completion of due diligence by U-Store-It and approval of the transaction by our stockholders as required by Maryland law. The board also authorized Richard M. Osborne and Thomas J. Smith to continue to negotiate with U-Store-It, making such revisions to the proposed agreement as they deemed reasonably necessary.

      On September 7, 2004, we entered into a purchase agreement with U-Store-It under which we agreed to sell 18 of our 20 self-storage facilities and U-Store-It agreed to acquire the business operations of Liberty Self-Stor II, Ltd. for $33.7 million. Under the agreement, U-Store-It had a 90-day period in which to conduct due diligence.

      On September 27, 2004, our board of directors met to discuss the agreement and the proposed transaction. The board again discussed the terms of the transaction and the provisions of the agreement and gave its authorization for us to proceed with the transaction.

      On December 7, 2004, the due diligence period expired. We are not aware of any outstanding due diligence issues that will prevent or delay the closing of the transaction.

      Our board of directors intends to declare a special dividend in connection with the proposed transaction. Upon the completion of the sale to U-Store-It, our board of directors intends to approve resolutions authorizing a special dividend of $0.20 per share to be paid to stockholders of record on the last trading day immediately after the closing of the transaction.

Reasons for the Transaction

      Our board of directors did not seek an independent valuation or third party opinion as to the fair value of the consideration to be received in the proposed transaction. Our board of directors has unanimously approved the asset purchase agreement with U-Store-It. The board of directors believes that the transaction and the terms and provisions of the asset purchase agreement are fair to and in the best interests of our stockholders. Therefore, the board of directors has unanimously recommended that you vote to approve the transaction.

      In reaching its decision to approve and recommend stockholder approval of the transaction with U-Store-It, the board of directors consulted with management and legal counsel and considered a number of factors, including the following:

•	The limited capital raising opportunities available to us, and the unlikely possibility that another entity would be interested in buying our stock or merging with us, versus engaging in an asset sale.

•	We have not been profitable since we became a publicly-held company in 1999.

•	The proposed transaction will provide us with the opportunity to provide a cash return to our stockholders in the form of a special dividend of $0.20 per share.

•	The proposed transaction will provide us with the capital necessary to satisfy our indebtedness and our operating liabilities, and fund our limited ongoing operations following the asset sale.

•	The purchase price is higher than any other offer previously received by us, and significantly higher than some of the offers.

•	The definitive purchase price in the asset purchase agreement with Acquiport is not tied to our ongoing financial performance or our operating results which means our failure to generate profits would not have an impact on the purchase price.

•	The business synergies between Liberty and U-Store-It are strong. U-Store-It is in the self-storage facility business and already understands the market in which we operate.

•	The asset purchase agreement is favorable to us and superior to the transaction proposed by another potential purchaser in June 2004 based upon the following:

•	The prior proposal anticipated purchasing only ten of our self-storage facilities,

•	The ten facilities are our best and most profitable facilities, and had this prior transaction been closed, our operations would have been limited to our least profitable facilities, and

•	The representations, warranties and covenants required by the potential purchaser were more extensive in scope than those required by U-Store-It.

•	The asset purchase agreement permits us to participate in negotiations with any third party that has submitted an unsolicited proposal to us which is deemed superior by our board of directors, and if our board of directors determines that its fiduciary duties require, permits our board to withdraw its recommendation to our stockholders to vote in favor of the proposed transaction and terminate the asset purchase agreement, subject to payment of a breakup fee of $1,000,000.

      Our board of directors also considered the following potentially negative factors in its deliberations concerning the proposed transaction:

•	We did not receive a fairness opinion as to the consideration for the asset purchase agreement and we have not engaged an investment banker to shop for potential purchasers of Liberty.

•	We will continue to incur the costs of being a public company until our remaining assets can be sold and our corporation is either dissolved, sold as a public shell or we determine to enter into another line of business.

•	We will incur costs and expenses in connection with completing the proposed transaction and there will also be substantial management time and effort devoted to closing the proposed transaction and there may be possible related disruptions to our business.

•	Under the terms of the asset purchase agreement, we are unable to solicit other acquisition proposals with any third party that submits an unsolicited acquisition proposal. Additionally, we would be required to pay to U-Store-It a termination fee of $1,000,000 if the asset purchase agreement is terminated due to our acceptance of a superior acquisition proposal, and our obligation to pay the termination fee may discourage competing acquisition proposals.

•	Although we expect to complete the proposed transaction, there is no assurance that all conditions to the parties’ obligations to complete the proposed transaction will be satisfied and, as a result, it is possible that the proposed transaction may not be completed.

      Our board of directors concluded, however, that the potential benefits of the proposed transaction outweighed these potentially negative factors. In view of the variety of factors and the amount of information considered, our board did not find it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to recommend that our stockholders approve the asset purchase agreement and the proposed transaction was made after consideration of all of the factors taken as a whole. In addition, individual members or our board of directors may have given different weights to different factors.

Special Dividend to Liberty Stockholders

      Holders of our common stock will receive a special dividend of $0.20 per share, or a total of approximately $600,000, payable by us to our stockholders of record at the close of business on the last trading day immediately after the date of the closing of the transaction, subject to our stockholders approving the transaction at the special meeting and the closing of the transaction. We will issue a press release announcing the record date, closing date of the transaction and payment date of the special dividend once they have been determined.

Use of Proceeds

      As a result of the closing of the transaction, U-Store-It will pay a purchase price of $33.7 million, adjusted for certain prorations, that will be used as follows:

•	approximately $24.6 million will be paid to satisfy our outstanding debts and other liabilities, and

•	the expenses related to this transaction, estimated to be approximately $0.4 million, will be paid.

      After the payment of our debt and expenses, we will have approximately $8.7 million available from the purchase price which will be distributed to the owners of our operating partnership, LSS I Limited Partnership. Liberty Self-Stor, Inc. has a 29.9% equity interest in the operating partnership, and Mr. Osborne, our Chairman of the Board and Chief Executive Officer, Thomas J. Smith, our President and Chief Operating Officer, and Retirement Management Company, of which Mr. Osborne is the sole stockholder, have the remaining 70.1% equity interest in the operating partnership. We estimate that the consideration allocated to Liberty Self-Stor, Inc. for the sale of the facilities would be approximately $2.6 million with the remaining $6.1 million being allocated to Mr. Osborne, Mr. Smith and Retirement Management Company for their 70.1% equity interest. In addition, we intend to pay bonuses to various employees and other amounts owed to entities affiliated with Mr. Osborne as further described in “Interests of Certain Persons in the Transaction” below. Pursuant to the terms of the asset purchase agreement, if less than 3% of our stockholders demand fair value for their shares under Maryland law, we are required to pay such amounts on behalf of U-Store-It, which will reduce the funds available to us from the sale as further described in “Dissenting Shares” on page 22.

      At this time, our board has not determined our future business plans. Going forward, we intend to investigate and evaluate available business opportunities. Although we have no current plans to liquidate, we may determine it is in the best interest of our stockholders to do so. In the event of a liquidation we would incur additional costs related to the disposal of our Painesville and Gahanna facilities which would reduce the cash available to distribute to our stockholders. We may also determine to use our remaining cash proceeds to invest in other business opportunities. You should review the “Risk Factors” section beginning on page 7 for a discussion of some of the risks related to our future operations.

Recommendation of the Board of Directors

      Our board of directors has determined that the approval of the transaction is in the best interest of our stockholders. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE TRANSACTION.

Interests of Certain Persons in the Transaction

      Certain of our directors, executive officers and employees have interests in the transaction that are different from your interests. These differing interests include the following:

•	Richard M. Osborne, our Chairman of the Board and Chief Executive Officer, through Turkey Vulture Fund XIII, Ltd., beneficially owns 297,344 shares, or 9.6%, of our outstanding shares. Mr. Osborne is the sole manager of Turkey Vulture Fund XIII, Ltd. Mr. Osborne and Retirement Management Company hold 7,057,820 Class A limited partnership interests and Thomas J. Smith, our President and Chief Operating Officer, holds 49,753 Class A limited partnership interests in LSS I Limited Partnership, our operating partnership. Mr. Osborne, Mr. Smith and Retirement Management Company own 70.1% of the operating partnership, and we own the remaining 29.9%. Upon the completion of the transaction with U-Store-It, the operating partnership will make a distribution to

Mr. Osborne, Retirement Management Company and Mr. Smith and Retirement Management Company in the amount of $4.4 million, $1.6 million and $43,000, respectively.

•	Our board of directors has approved bonuses in the amount of $250,000 to be paid to various employees upon the completion of the transaction, including $150,000 to Mr. Smith. In addition, Mr. Osborne has informed us that he intends to pay Mr. Smith a fee of $350,000 from his portion of the sale proceeds in recognition of Mr. Smith’s contributions to the transaction with U-Store-It.

•	The Class A limited partnership interests held by Mr. Osborne, Retirement Management Company and Mr. Smith are redeemable for cash equal to the number of limited partnership interests multiplied by the market price of our stock or, at our election, convertible into common stock on a one-for-one basis. Including the 297,344 shares of common stock currently held by Turkey Vulture Fund, Mr. Osborne would own 7,355,164 shares of the common stock upon conversion, or 72.5% of the common stock outstanding. No such conversion into common stock will be permitted if we determine that such conversion would be likely to disqualify us as a REIT unless our board of directors in its sole judgment and discretion determines that it is no longer in our best interests to continue to qualify as a REIT.

•	In connection with the proxy solicitation by Meridian ’83 Shareholders’ Committee for Growth, Turkey Vulture Fund incurred expenses of $102,613. Our board subsequently authorized the expense reimbursement because of the benefit to us of the proxy solicitation. The reimbursement was conditioned upon the authorization by the stockholders of the conversion to a perpetual-life REIT through an amendment to the Declaration of Trust. We will reimburse the Fund upon completion of the sale to U-Store-It.

•	Mr. Osborne is the sole manager of Liberty Self-Stor II, Ltd., an Ohio limited liability company, which is the owner of a truck rental business that makes trucks available for short-term rental to the general public, including tenants of our self-storage facilities, and provides for the retail sale of locks, boxes, packing materials, propane gas and related merchandise at our facilities. Liberty Self-Stor II, Ltd. is a party to the asset purchase agreement and is selling substantially all of its assets to U-Store-It as well for $300,000. We have entered into a cost sharing agreement with Liberty Self-Stor II, Ltd. with respect to the sharing of employees and space at the offices of the self-storage facilities for the benefit of both companies. As of September 30, 2004 and December 31, 2003, we owed Liberty Self-Stor II, Ltd. $218,009 and $264,992, respectively, for these transactions, as well as for cash advances between the companies. We will reimburse Liberty Self-Stor II, Ltd. upon completion of the sale to U-Store-It.

•	Additionally, as of September 30, 2004 we have $15,724, net included in related party payables. The balances originated in 2000 and 2001 as amounts owed to various companies of Mr. Osborne. We will reimburse these companies upon completion of the sale to U-Store-It.

•	On December 28, 1999, our stockholders approved the lease of our executive offices from OsAir, Inc., a company owned by Mr. Osborne. The rent for the initial term was $4,000 per month. The lease has a five-year term which expired in December 2004, with a five-year renewal option at $5,000 per month. We renewed our lease in accordance with the renewal option.

•	OsAir, Inc. employs a maintenance person from us. As of September 30, 2004 and December 31, 2003, OsAir owed us $35,648 and $32,729, respectively, for payroll and related benefits. OsAir will reimburse us upon the completion of the sale to U-Store-It.

•	As of September 30, 2004, we are due $41,057 from various entities affiliated with Mr. Osborne for administrative and accounting services rendered by us on behalf of those other entities. These entities will reimburse us upon the completion of the sale to U-Store-It.

•	We have an unsecured note payable to Mr. Osborne in the amount of $1.3 million at September 30, 2004 and December 31, 2003. The note bears interest at 4.00% and requires monthly interest payments of $4,333 with the principal due in full on October 30, 2005. We had an unsecured demand note payable to Mr. Osborne in the amount of $500,000 at December 31, 2002. The note was retired in

February 2003 with the proceeds from a new long-term borrowing. Interest expense on related party notes payable for the nine months ended September 30, 2004 and 2003 were $41,014 and $45,581, respectively.

•	Marc C. Krantz, a director and our Corporate Secretary, is the managing partner of Kohrman Jackson & Krantz P.L.L. which provides legal services to us.

      Upon completion of the transaction, Mr. Osborne, either individually or through his affiliates, will receive approximately $6.5 million from the proceeds of the sale.

Certain Federal Income Tax Consequences

      The following discussion summarizes material U.S. federal income tax considerations that may be relevant to you as a result of the transaction contemplated by this proxy statement. This discussion is based upon interpretations of the Internal Revenue Code (the “Code”), Treasury regulations promulgated under the Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the transaction. Your tax treatment may vary depending upon your particular situation.

      In addition, stockholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. stockholders, banks, thrifts, insurance companies, persons that hold our capital stock as part of a “straddle,” a “hedge,” a “constructive sale” transaction or a “conversion transaction,” persons that have a “functional currency” other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the transaction to holders of our capital stock that do not hold that stock as a capital asset. A U.S. stockholder is a U.S. citizen or resident as defined within the Code, a domestic corporation, an estate the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all the substantial decisions of the trust. A non-U.S. stockholder is any stockholder that is not a U.S. stockholder.

      This U.S. federal income tax discussion is for general information purposes only and may not address all tax considerations that may be significant to a holder of our common stock. You are urged to consult your own tax advisor as to the particular tax consequences of the transaction, including the applicability and effect of any state, local or foreign laws and changes in applicable tax laws.

Tax Consequences to Us

      We have qualified as a REIT under Sections 856-860 of the Code since we merged with and into Meridian Point Realty Trust ’83 and we remained the surviving entity in December 1999. As a REIT, we are generally taxed as a “C corporation,” as that term is defined in the Code, and permitted those deductions that are allowable to a C corporation in determining its taxable income, including, but not limited to the deduction for net operating loss carryovers (i.e., net operating losses from prior taxable years that may be carried forward to subsequent taxable years to offset taxable income in those years). In addition, as a REIT, we are permitted to deduct from our gross income in each taxable year the amount of our current taxable income that we distribute to our stockholders, provided those distributions are eligible for the dividends paid deduction. Therefore, we will not owe federal corporate income tax to the extent that we have sufficient net operating loss carryovers to offset income or gains in the current taxable year or to the extent that we distribute to our stockholders sufficient current year taxable income.

      As a result of the sale of the 18 self-storage facilities by our operating partnership, we expect to be allocated a portion of the capital gain recognized by the operating partnership. We will receive a cash distribution of a portion of the net proceeds received by our operating partnership from the sale. To the extent this cash distribution exceeds our basis in our operating partnership, we will incur an additional capital gain, in the amount of such excess.

      Any capital gains that we incur will be offset by a deduction equal to the $0.20 per share dividend contemplated by this proxy statement. We will be subject to federal corporate income tax on the remaining undistributed capital gains. We, however, have net operating loss carryovers available to offset this gain. Thus, we anticipate that any gain we incur will be completely offset by (i) the deduction equal to the $0.20 per share dividend to be paid to our stockholders as a result of the completion of the transaction, and (ii) our net operating loss carryovers. For this reason, we do not believe that we will incur any corporate income tax as a result of the sale transaction contemplated by this proxy statement.

      After closing the transaction with U-Store-It, in order to continue to meet the requirements for qualification as a REIT, we must, among other things, continue to derive income from qualified sources, principally rents from real property and gains from the sale or exchange of real estate assets, and to distribute substantially all of the income from such sources to our stockholders each taxable year. In addition, our principal investments must continue to be in real estate assets. After the closing, our assets will consist of cash and two self-storage facilities.

      So long as we continue to qualify as a REIT, any net gain from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” are sales of property held primarily for sale to customers in the ordinary course of a trade or business. Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our properties are held for investment and the production of rental income, and that none of the sales of our properties in accordance with the proposed transaction will constitute a prohibited transaction. There can, however, be no assurances that the Internal Revenue Service will not successfully challenge the characterization of properties we hold for purposes of applying the 100% tax.

      Although we expect to continue to qualify as a REIT in the future, no assurance can be given that we will not lose or terminate our status as a REIT as a result of unforeseen circumstances. Our board of directors has the authority to cause us to discontinue our status as a REIT at any time if it finds it to be in the best interest of our stockholders. Should we lose our status as a REIT, either inadvertently or because our board of directors deems such loss to be in the best interests of our stockholders, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire income from operations and from any sales of our assets for the taxable year in which our qualification as a REIT terminates and in any subsequent years.

Consequences to U.S. Stockholders

      Under the Code, distributions to REIT stockholders of gains attributable to the sale of capital assets may be designated by the REIT as “capital gain dividends,” as that term is defined in the Code. Capital gain dividends are taxable to REIT stockholders as gains from the sale or exchange of capital assets held for more than one year (i.e., long-term capital gains). We anticipate taking the necessary steps to identify the $0.20 per share distribution to our stockholders contemplated by the transaction as a capital gain dividend. Thus, we believe that our U.S. stockholders will be taxed on the dividend at long-term capital gains rates.

      The maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is generally 15%, although a 25% maximum tax rate is imposed on the portion of such gains attributable to the prior depreciation claimed in respect of depreciable real property held for more than one year and not otherwise treated as ordinary “recapture” income under Section 1250 of the Code. The Secretary of the Treasury has the authority to prescribe appropriate regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Pursuant to this authority, the Secretary of the Treasury issued proposed regulations on August 9, 1999 and final regulations on September 20, 2000 relating to the taxation of capital gains in the case of sales and exchanges of interests in partnerships, S corporations and trusts, but not of interests in REITs. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from the transaction contemplated by this proxy statement.

      Not all of the funds distributed to us from our operating partnership will be distributed to our stockholders as a capital gain dividend. Some of these funds will be retained by us as “undistributed capital gains,” as that term is defined in the Code. U.S. stockholders must include in their income, in addition to the amount of any capital gain dividend, their pro rata share of any undistributed capital gains recognized by the REIT. Like capital gains dividends, each U.S. stockholder will be subject to tax on his pro rata share of the undistributed capital gain at the applicable capital gains rates. U.S. stockholders, however, will be entitled to a tax credit equal to the amount of tax, pro rata, imposed upon the REIT with respect to such undistributed capital gains. In many cases, the amount of tax that would be incurred by a U.S. stockholder with respect to undistributed capital gains would be completely or partially offset by the credit. In our case, however, because of our net operating loss carryovers, we will not be subject to tax at the corporate level. Thus, it is anticipated that U.S. stockholders will not receive any credit that is capable of offsetting the gain recognized by them with respect to undistributed capital gains. For this reason, it is anticipated that U.S. stockholders will be subject to an additional tax, at the capital gains rates, on their respective pro rata share of undistributed capital gains in the aggregate amount of $2.0 million. However, U.S. stockholders will be entitled to an increase in the basis for their stock in an amount equal to the gain each such stockholder receives on account of such undistributed capital gains.

      Stockholders who choose to exercise dissenters’ rights as provided under Maryland law and receive cash for their common stock will recognize gain or loss for U.S. federal income tax purposes with respect to the entire cash payment received by them. We expect that such stockholders will be entitled to capital gain treatment for federal income tax purposes with respect to such cash payment, provided that they hold their stock as a capital asset on the date of the transaction. The procedures for exercising dissenters’ rights are discussed below. Dissenting stockholders may also recognize gain or loss for state and local income tax purposes with respect to the entire cash payment received by them. The overall tax treatment applicable to you will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences to you of exercising dissenters’ rights.

Consequences to Non-U.S. Stockholders

      Generally, the taxation of non-U.S. stockholders will be determined in the same manner as that of a U.S. stockholder. Thus, to the extent that the 18 self-storage facilities sold by our operating partnership constitute “U.S. real property interests” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or to the extent that the capital gain dividend and the undistributed capital gain allocated to non-U.S. stockholders by us is otherwise effectively connected with a U.S. trade or business of the non-U.S. stockholder, that stockholder will be subject to U.S. federal income tax generally at regular capital gains rates with respect to that gain.

      Any capital gains dividends paid or any undistributed capital gain allocated to non-U.S. stockholders will be subject to income tax withholding at the rate of 35%. Non-U.S. stockholders should anticipate that 35% of the capital gain distributed or allocated to such shareholder will be withheld and paid over to the Internal Revenue Service. A non-U.S. stockholder may be entitled to a refund or credit against the stockholder’s U.S. tax liability with respect to the amount withheld, provided that the required information is furnished to the Internal Revenue Service on a timely basis. Non-U.S. stockholders should consult their own tax advisors regarding withholding tax considerations.

Backup Withholding

      Unless you comply with applicable reporting or certification procedures or are an exempt recipient under applicable provisions of the Code and Treasury Regulations promulgated under the Code, you may be subject to a 30% backup withholding tax with respect to any cash payments received. You should consult your own tax advisors to ensure compliance with these procedures.

      Backup withholding generally will not apply to payments made to exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides other required information. If backup withholding applies, the amount withheld is not an additional tax but is credited against that stockholder’s U.S. federal income tax liability.

State and Local Income Tax

      You may also be subject to state or local taxes with respect to the $0.20 per share distributions received from us pursuant to the completion of the transaction. You should consult your tax advisors regarding such taxes.

Accounting Treatment

      The transaction will be accounted for by us as a sale of assets.

Rights of Dissenting Stockholders

      The transaction contemplated by the asset purchase agreement requires a stockholder vote. Under Sections 3-201 through 3-213 of the Maryland corporate law, our stockholders are entitled to dissent from the proposed transaction and obtain payment of the fair value of their shares in the event the proposed transaction is approved. Fair value of the shares means the value of the shares immediately before the closing of the transaction, excluding any appreciation or depreciation in anticipation of the transaction. The transaction is expected to be consummated by the end of the first quarter of 2005. The high and low sales prices of our common stock on September 7, 2004, the day the asset purchase agreement was executed, were both $0.82 per share. The fair value of our common stock immediately prior to the closing of the proposed transaction may be higher or lower than these prices, and may not reflect the fair value of the common stock.

      A stockholder who wishes to assert dissenters’ rights must (i) deliver to our corporate secretary, prior to the time the vote is taken on the proposed transaction at the special meeting, written objection to the proposed transaction, (ii) not vote for the proposed transaction and (iii) make written demand on U-Store-It of your intent to demand payment for your shares if the proposed transaction is consummated. A notice of your intent to demand payment for your shares if the proposed transaction is consummated should be sent postage prepaid and addressed to Liberty Self-Stor, Inc., Attention: Corporate Secretary, 8500 Station Street, Suite 100, Mentor, Ohio 44060. Such notice should be sent by a method that will assure its delivery to us prior to the date of the special meeting. It is recommended that such notices be sent by registered mail or overnight courier so that you will have a record of the date of delivery to Liberty.

      If the transaction is approved by the stockholders at the special meeting, the successor will send written notice to all stockholders who properly delivered a notice of their intent to demand payment for their shares, which notice will state when and where written demand for payment for such stockholders’ shares must be sent and when the stock certificates representing their shares must be deposited by them to effectuate the purchase of the dissenting stockholders’ shares. Stockholders demanding fair value for their stock are not entitled to receive any dividends or distributions that are payable to holders of record after the close of business on the date of the stockholder vote on the transaction. Stockholders demanding fair value cease to have any rights with respect to their stock, except the right to receive payment of its fair value.

      THE RIGHTS OF A DISSENTING STOCKHOLDER TO DEMAND PAYMENT ARE LOST IF THE DISSENTER FAILS TO GIVE TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT, OR FAILS TO TIMELY MAKE WRITTEN DEMAND FOR PAYMENT AFTER RECEIVING OUR NOTICE.

      The foregoing information and the statements in the Notice of Dissenters’ Rights are each qualified in their entirety by the provisions of Sections 3-201 through 3-213 of the Maryland corporate law, a copy of which is attached as Appendix B.

      Any dissenting stockholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See “Certain Federal Income Tax Consequences.”

      BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE MARYLAND LAW RELATING TO DISSENTERS’ RIGHTS, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE TRANSACTION ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

TERMS OF THE ASSET PURCHASE AGREEMENT

      The following sets forth a summary of the material provisions of the asset purchase agreement. The description does not purport to be complete and is qualified in its entirety by reference to the asset purchase agreement, a copy of which is attached to this proxy statement as Appendix A. All stockholders are urged to read the asset purchase agreement in its entirety.

General

      The asset purchase agreement provides that, subject to approval by our stockholders, we will sell certain of our assets to U-Store-It.

Assets to be Sold

      The assets to be sold by us are eighteen self-storage facilities which accounted for approximately 91.3% of our revenue in the first nine months of 2004, together with the real property on which the self-storage facilities are situated, and all appurtenant rights thereto, and all of the personal property (excluding cash) owned by us and used in connection with the operation of the self-storage facilities, including without limitation, all fixtures, furniture, building supplies, equipment, machinery, the trade name for the facilities and computer software and licenses, as well as any intangible including the telephone numbers, and guarantees, warranties, permits, and licenses similarly owned and/or used by us. The assets to be sold do not include our Painesville and Gahanna, Ohio facilities.

      The following table provides an overview of information regarding the self-storage facilities to be acquired by U-Store-It:

				Rentable
	Date	Year Built/		Square		Inside	Purchase Price
Location	Acquired	Expanded		Footage	Acres	Units	Allocation

OHIO:
Avon	10/31/97	1981- 1986/1998	*	67,423	6.12	496	$2,900,000
Canton	4/22/97	1979-87		41,175	11.15	388	$800,000
Catawba	6/30/97	1988-1998	*	43,052	7.57	299	$2,200,000
Cleveland	12/3/96	1997/1999	*	46,400	3.68	353	$3,100,000
Dayton	5/22/97	1989/2000		47,250	5.00	367	$2,600,000
East Canton	5/30/97	1997		26,700	12.63	176	$700,000
East Liverpool	10/31/96	1986-1996		29,990	11.49	211	$900,000
Leuer Avenue	5/22/00	2000		59,950	1.80	590	$1,700,000
Louisville	5/30/97	1988-1990		53,060	6.83	358	$1,500,000
Mentor	3/20/98	1983/1999	*	66,302	6.00	442	$1,200,000
Perry	1/10/97	1992/1997	*	63,950	6.19	398	$1,700,000
Ravenna	3/31/97	1988		16,950	1.79	151	$500,000
Springfield	5/24/00	1986-1999		59,450	4.60	647	$1,700,000
Westlake	6/1/00	2001		63,500	4.40	460	$3,000,000
Willoughby	10/4/96	1997		33,998	2.37	274	$1,400,000
NEW YORK:
Endicott	11/20/96	1989		35,580	4.99	286	$1,600,000
Southold	6/1/97	1989		53,055	6.95	585	$4,000,000
Riverhead	5/26/99	1985- 1986/1999	*	38,890	3.05	336	$2,200,000

*	Year additional units were added by us.

Obligations to be Assumed by U-Store-It

      At the closing, U-Store-It will assume all of our rights, duties and certain obligations under our existing self-storage leases and certain existing service contracts and personal property leases except for our Painesville and Gahanna, Ohio facilities.

Purchase Price

      At closing, U-Store-It will pay a total cash purchase price of $33.7 million for the assets, subject to adjustment for the following prorations:

•	income and operating expense items including, but not limited to taxes and assessments, rents, and any prepaid agreements approved by U-Store-It, service contracts and personal property leases but not capital expense items and debt service payments, and

•	all prepaid rents and security deposits paid to us by our tenants.

In addition, at closing, U-Store-It will pay an amount equal to seventy-five percent of any delinquent rents of tenants that are delinquent 30 days or less.

      Following execution of the asset purchase agreement, U-Store-It deposited $100,000 in an escrow account with Lake County Title, LLC as the escrow agent. This deposit will be credited against the purchase price upon consummation of the proposed transaction. If U-Store-It should default under the asset purchase agreement, we will retain the deposit as damages.

Representations and Warranties

      The asset purchase agreement contains various representations and warranties of Liberty and U-Store-It including among others, representations and warranties related to:

•	litigation,

•	maintenance of the purchased assets,

•	title to the purchased assets,

•	governmental liens,

•	environmental issues,

•	financial and other information,

•	maintenance of tenant relationships,

•	due incorporation and qualification,

•	due authorization,

•	defaults or violations, and

•	brokers.

      The asset purchase agreement contains various representations and warranties of U-Store-It including among others, representations and warranties related to:

•	due incorporation and qualification,

•	due authorization,

•	defaults,

•	investigation of the purchased assets,

•	condition of purchased assets, and

•	brokers.

Generally, the representations and warranties of the parties will survive until the first anniversary of the closing date.

Commitment with Respect to Other Offers

      We have agreed that we will not (and will not permit our officers, directors, agents, advisors and affiliates) to solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving us, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of our assets (“Acquisition Proposal”), except to the extent that our board of directors, after consultation with independent legal counsel, determines in good faith that the failure to take such action would constitute, or could reasonably be expected to constitute, a breach of our fiduciary duties under applicable law or our organizational documents. At the time the asset purchase agreement was signed, we were required to immediately cease and cause to be terminated any activities, discussions or negotiations with any third parties with respect to any Acquisition Proposal that existed at the time the asset purchase agreement was signed.

Break-Up Fee

      Either party may terminate the asset purchase agreement in the event that we receive an Acquisition Proposal and enter into an agreement with respect to such Acquisition Proposal, subject however, to the payment by us to U-Store-It of a termination fee in the amount of $1,000,000.00 plus the return of U-Store-It’s deposit in the amount of $100,000.

Operations Pending the Closing of the Transaction

      Until the closing date, we have agreed, subject to the terms of the asset purchase agreement:

•	to continue to maintain and operate our facilities in accordance with our past practices,

•	to maintain our facilities in good order and condition and not permit the property to adversely change from their present condition, and

•	to comply with the terms and provisions of all agreements and other obligations relating to our facilities.

In addition, we will not, without U-Store-It’s prior written consent:

•	enter into any lease agreements with tenants or modify or extend existing leases: (i) for a term greater than one year, or (ii) at rental rates less than those customarily charged in the past and without concessions or free rent and such leases will be on our standard form;

•	enter into any new service contracts or new personal property leases other than month to month service contracts or personal property leases with no termination fee;

•	enter into any leases with any related party or entity.

Operations After the Transaction

      We have agreed that, following the closing of the transaction, neither we nor any of our subsidiaries and affiliates including Richard M. Osborne and Thomas J. Smith, will engage in the storage business within a five mile radius of any of the facilities for a period of five years. However, we will continue to operate our two remaining self-storage facilities located in Painesville and Gahanna, Ohio. Liberty will own these remaining assets and will continue as a public company immediately following the closing of the proposed transaction.

      At this time, our board has not determined our future business plans. Going forward, we intend to investigate and evaluate available business opportunities. Although we have no current plans to liquidate, we may determine it is in the best interest of our stockholders to do so. In the event of a liquidation we would incur additional costs related to the disposal of our Painesville and Gahanna facilities which would reduce the cash available to distribute to our stockholders. Following completion of the sale to U-Store-It, we may pursue a business combination with a private business that wishes to take advantage of our public company status.

Any combination transaction is likely to have a dilutive effect on the interests of our stockholders, reducing each stockholder’s proportionate ownership and voting power.

Other Covenants

      We have agreed:

•	prior to the closing date, to operate, maintain, manage and lease the facilities in the same manner as prior to the execution of the asset purchase agreement,

•	to refrain from entering into any lease agreement with tenants or modify or extend existing leases without U-Store-It’s prior written consent for a term of greater than one year or at rental rates less than those customarily charged in the past and without concession or free rent,

•	to refrain from entering into any new service contracts or new personal property leases other than month to month service contracts or personal property leases with no termination fee without U-Store-It’s prior written consent,

•	to refrain from entering into any leases with any related party or entity without U-Store-It’s prior written consent,

•	to terminate all employees employed at the facilities and maintain responsibility for all wages, bonuses, vacation pay, sick pay and any other severance payment, unemployment compensation or other obligations due such employees as a result of such termination,

•	at any reasonable time before or after the closing date with reasonable prior notice, to provide to U-Store-It’s designated independent auditor access to the books and records of the facilities, and all related information with respect to the facilities for the period for which U-Store-It or U-Store-It Trust is required to have the facilities audited pursuant to the regulations of the SEC, and

•	to prepare and file with the SEC this proxy statement.

      We and U-Store-It have each agreed:

•	not to take any action that would cause the transactions contemplated by the asset purchase agreement to be subject to the requirements imposed by any “control share,” “business combination” or other anti-takeover laws and regulations of any state applicable to either us or U-Store-It, and

•	to maintain the confidentiality of all non-public or confidential information relating to the asset purchase agreement and not disclose to any person or use any such information for any purpose; subject to certain customary qualifications including as necessary to disseminate information to our stockholders.

Dissenting Shares

      If one or more of our stockholders (“Dissenting Stockholders”) demands the fair value of their shares pursuant to Sections 3-201 through 3-213 of the Maryland General Corporation Law (the “MGCL Dissenters Law”), the following provisions will apply:

•	The obligations of Liberty and U-Store-It under the asset purchase agreement will be conditioned upon the amount of shares held by Dissenting Stockholders (such shares, the “Dissenting Shares”), expressed as a percentage of our total outstanding shares and measured at the time of our stockholders’ meeting for approval of this transaction (the “Dissenting Shares Percentage Amount”), being no greater than 3%. Neither party will be permitted to assert such condition if the other party provides a written agreement (an “Excess Dissenting Shares Agreement”) to satisfy any and all obligations of the “successor” under the MGCL Dissenters Law with respect to an amount of Dissenting Shares equivalent to the excess of the Dissenting Shares Percentage Amount over 3%. We will notify U-Store-It of the Dissenting Shares Percentage Amount following our stockholder meeting. In the event of the failure of such condition, the asset purchase agreement will terminate and be of no further force or effect, the deposit will be returned to U-Store-It, and neither party will have any further rights, duties or obligations under the agreement.

•	Except as provided in any Excess Dissenting Shares Agreement provided by U-Store-It, we, at our own cost and expense, will satisfy any and all obligations of U-Store-It as the “successor” under the MGCL Dissenters Law with respect to all Dissenting Shares (including, without limitation, any obligations to (i) provide notice to Dissenting Stockholders under Section 3-207 of the MGCL, and (ii) make payment for the fair value of all Dissenting Shares).

•	If, due to any breach of the asset purchase agreement or due to any applicable law preventing the obligations of the “successor” under the MGCL Dissenters Law to be satisfied by us, any obligations of the “successor” under the MGCL Dissenters Law are satisfied by U-Store-It, then we will (i) immediately following any payment by U-Store-It with respect to any Dissenting Shares, purchase such Dissenting Shares from U-Store-It at a purchase price equal to the payment made for such Dissenting Shares by U-Store-It, and (ii) reimburse U-Store-It for any reasonable third party costs and expenses incurred by U-Store-It in connection with satisfying such obligations. We will not be required to reimburse U-Store-It for any obligations assumed by U-Store-It under an Excess Dissenting Shares Agreement. In connection with any offer to purchase Dissenting Shares made by U-Store-It, U-Store-It and Liberty will use their good faith efforts to agree on an appropriate purchase price to be offered for such Dissenting Shares.

•	Our obligations will be secured by an amount (the “Restricted Amount”) placed in a newly established segregated bank account at a bank reasonably satisfactory to U-Store-It (the “Restricted Account”). A portion of the purchase price payment delivered at the closing equal to the Restricted Amount will be used to fund the Restricted Account. We will maintain ownership of the Restricted Account and will not disburse any funds from the Restricted Account unless and until ten days after receipt by U-Store-It of a written certification from one of our executive officers to the effect that no Dissenting Shares remain outstanding and all liabilities of the “successor” under the MGCL Dissenters Law have been satisfied (unless, within such ten day period, U-Store-It will dispute such written certification in writing, in which case the Restricted Amount will only be disbursed upon a court order or the written agreement of U-Store-It and Liberty). Such certification will be accompanied by reasonable evidence of the satisfaction of such liabilities (e.g., copies of cancelled share certificates and written receipts for share payments). The Restricted Amount will be equal to the product of (i) the Dissenting Shares Percentage Amount multiplied by (ii) the product of (A) .299 (our percentage ownership in the operating partnership) and (B) the sum of (1) the difference obtained by subtracting the aggregate amount of long-term indebtedness to be repaid in connection with the proposed transaction from the purchase price, and (2) the difference obtained by subtracting the aggregate amount of long-term indebtedness associated with our remaining assets from the fair value of such remaining assets.

•	Liberty and U-Store-It will each reasonably cooperate to affect any payments of fair value to Dissenting Stockholders pursuant to the MGCL Dissenters Law in as efficient a manner as possible. We acknowledge that U-Store-It Trust, the operating partnership of U-Store-It, intends to qualify as a REIT for federal income tax purposes. Accordingly, we will cooperate with U-Store-It, and take all such actions as U-Store-It may reasonably request to ensure that the transactions contemplated are consistent with the applicable requirements for REITs.

Amendment and Termination of the Asset Purchase Agreement

      The asset purchase agreement may be amended, modified or supplemented, but only in writing signed by all of the parties.

      The asset purchase agreement will terminate if we fail to obtain stockholder approval of the transaction at the special meeting.

      Either company can also terminate the asset purchase agreement:

•	if the other party has breached the asset purchase agreement,

•	if more than 3% of our stockholders demand the fair value of their shares of our common stock pursuant to the MGCL and the other party fails to agree to satisfy the obligations of the “successor” under the MGCL with respect to the excess amount over 3%, or

•	if we enter into an agreement with any third party that has submitted an unsolicited proposal to us which is deemed superior by our board of directors.

      If the asset purchase agreement is terminated as a result of our failure to obtain stockholder approval of the transaction at the special meeting or the other party’s failure to agree to satisfy the obligations of the “successor” under the MGCL with respect to the excess amount over 3%, the deposit in the amount of $100,000 will be returned to U-Store-It.

      If the asset purchase agreement is terminated as a result of our entering into an agreement with any third party that has submitted an unsolicited proposal to us which is deemed superior by our board of directors, then we will pay U-Store-It the amount of $1,000,000 in addition to the return of the deposit in the amount of $100,000.

      If the asset purchase agreement is terminated as a result of U-Store-It’s breach of the asset purchase agreement, we will retain the deposit in the amount of $100,000 as liquidated damages.

      If the asset purchase agreement is terminated as a result of our breach of the asset purchase agreement, then the deposit in the amount of $100,000 will be returned to U-Store-It’s. Alternatively, U-Store-It may bring an action for specific performance of the asset purchase agreement.

Conditions to Closing the Transaction

      Pursuant to the terms of the asset purchase agreement, U-Store-It conducted a due diligence review of the facilities. The due diligence period expired on December 7, 2004. We are not aware of any outstanding due diligence issues that will prevent or delay the closing of the transaction. In addition, completion of the sale depends on our stockholders approving the proposed transaction. We cannot be certain whether this condition will be satisfied or that we will complete the transaction.

Closing

      The closing of the transaction is to take place on the last day of the month following the date we obtain stockholder approval of the proposed transaction at the special meeting at the office of the escrow agent in Mentor, Ohio.

Expenses

      We have agreed to pay one-half of all transfer and conveyance taxes with respect to the transfer of the facilities, one-half of the fees of the title agency for its services as escrow agent and one-half of the premium for an owner’s policy of title insurance. All other closing costs will be paid by U-Store-It.

      In the event there is any claim or controversy between or among the parties hereto, the prevailing party in such controversy or claim will be entitled to recover its attorneys’ fees, expenses and costs from the other party.

INFORMATION ABOUT THE COMPANIES

Liberty

      Liberty Self-Stor, Inc., a Maryland corporation, is a self-managed real estate investment trust that manages, acquires, develops, expands and operates self-storage facilities. On December 29, 1999, Liberty succeeded to the business of Meridian Point Realty Trust ’83. Meridian was a business trust organized under the laws of the State of California pursuant to a declaration of trust, dated June 24, 1982, and commenced operation on April 12, 1983. Meridian was originally known as “Sierra Real Estate Equity Trust ’83.” On October 11, 1991, the company changed its name to “Meridian Point Realty Trust ’83.”

      At a special meeting of Meridian’s stockholders in lieu of an annual meeting of stockholders on December 28, 1999, Meridian’s stockholders approved the re-incorporation in which Meridian was merged with and into Liberty Self-Stor, Inc. with Liberty Self-Stor, Inc. as the surviving entity. Also, at the special meeting, Meridian’s stockholders approved the acquisition of Liberty Self-Stor, Ltd., which then owned 15 self-storage facilities. The acquisition was accomplished through the reorganization of the company as an umbrella partnership real estate investment trust, or UPREIT. In an UPREIT structure, the publicly-held REIT is the general partner of an operating partnership which owns the properties of the REIT.

      LSS I Limited Partnership is the operating partnership through which Liberty Self-Stor, Inc. conducts substantially all of its business and owns substantially all of its assets, either directly or through subsidiaries. Liberty Self-Stor, Inc. manages the affairs of the operating partnership by directing the affairs of Liberty Self-Stor, Inc. as general partner of the operating partnership. Liberty Self-Stor, Inc.’s general partnership interests and Class B limited partnership interests entitle it to share in cash distributions from, and in the profits and losses of, the operating partnership in proportion to its percentage interest therein and entitle Liberty Self-Stor, Inc. to vote on all matters requiring a vote of the limited partners. Liberty Self-Stor, Inc. has a 29.9% equity interest in the operating partnership. Liberty Self-Stor, Ltd. is a wholly-owned subsidiary of LSSI I Limited Partnership.

      Liberty Self-Stor II, Ltd., a company owned by Richard M. Osborne is a party to the asset purchase agreement and is selling substantially all of its assets to U-Store-It.

      The principal executive offices of Liberty Self-Stor, Inc., LSS I Limited Partnership, Liberty Self-Stor, Ltd. and Liberty Self-Stor II, Ltd. are located at 8500 Station Street, Suite 100, Mentor, Ohio 44060, and their telephone number at such address is 440-974-3770.

U-Store-It

      Since its formation in July 1996, U-Store-It has been engaged in virtually all aspects of the self-storage business, including the development, acquisition, ownership and operation of self-storage facilities. The general partner interest in U-Store-It is owned by U-Store-It Trust.

      U-Store-It’s principal executive offices are located at 6745 Engle Road, Suite 300, Cleveland, Ohio 44130, and their telephone number at such address is 440-234-0700.

Security Ownership of Management and Certain Beneficial Owners

      The following table sets forth the amount and nature of the beneficial ownership of our common stock as of December 16, 2004 by:

•	each person known by us to own more than 5% of the outstanding shares based upon filings made with the SEC,

•	each director,

•	each executive officer, and

•	all our directors and executive officers as a group.

	Beneficial Ownership(1)

				Convertible
Name and Address(2)	Shares		Options(3)	Securities		Total	Percent

Richard M. Osborne	297,344	(4)	—	7,057,820	(5)	7,355,164	72.5%
Retirement Management Company	—		—	1,869,292	(6)	1,869,292	37.7%
8500 Station Street, Suite 113 Mentor, Ohio 44060
Turkey Vulture Fund XIII, Ltd.	97,344	(4)	—	—		297,344	9.6%
8500 Station Street, Suite 113 Mentor, Ohio 44060
Steven A. Calabrese	290,265		—	—		290,265	9.4%
Thomas H. Lagos	61,186	(7)	—	—		261,186	8.5%
750 Shrine Road Springfield, Ohio 45504
Thomas J. Smith	—		100,000	49,753	(8)	149,753	4.6%
Mark D. Grossi	51,050		—	—		51,050	1.7%
Jeffrey J. Heidnik	783		25,000	—		25,648	*
Marc C. Krantz	5,000		—	—		5,000	*
Richard T. Flenner	—		—	—		—	—
C. Jean Mihitsch	—		—	—		—	—
All directors and officers as a group (8 individuals)	644,442		150,000	7,107,573		7,906,882	76.5%

*	less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of common stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Liberty Self-Stor, Inc., 8500 Station Street, Suite 100, Mentor, Ohio 44060.

(3)	Includes options to purchase shares that are presently or will become exercisable in 60 days.

(4)	Richard M. Osborne is the sole manager of Turkey Vulture Fund XIII, Ltd., an Ohio limited liability company, and may be deemed to be the beneficial owner of all 297,344 shares owned by the Fund.

(5)	Includes 5,188,528 Class A limited partnership interests of LSS I Limited Partnership, a Delaware limited partnership, owned by Richard M. Osborne that are presently convertible into shares of our common stock on a one-for-one basis, and 1,869,292 Class A limited partnership interests of LSS I Limited Partnership owned by Retirement Management Company, of which Mr. Osborne is the sole stockholder, that are presently convertible into shares of our common stock on a one-for-one basis.

(6)	Richard M. Osborne is the sole stockholder of Retirement Management Company and may be deemed to be the beneficial owner of all Retirement Management Company’s 1,869,292 Class A limited partnership interests of LSS I Limited Partnership that are presently convertible into shares of our common stock on a one-for-one basis.

(7)	Based solely on information in the Schedule 13D filed with the SEC on December 3, 2004. Includes 196,186 shares over which Mr. Lagos shares voting and dispositive power.

(8)	Includes 49,753 Class A limited partnership interests of LSS I Limited Partnership owned by Thomas J. Smith that are presently convertible into shares of our common stock on a one-for-one basis.

OTHER MATTERS

      Management does not intend to present any other items of business and knows of no other matters that will be brought before the special meeting. However, if any additional matters are properly brought before the special meeting, the persons named in the enclosed proxy will vote the proxies in their discretion in the manner they believe to be in our best interest.

      Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it in the enclosed envelope to ensure your representation at the special meeting.

      If you have any questions about how to vote your shares of Liberty, please call our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street
New York, New York 10005
Telephone: 888-542-7446

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      A stockholder intending to present a proposal to be included in our proxy statement for our 2005 annual meeting of stockholders must have delivered a proposal, in accordance with the requirements of our Amended and Restated By-laws and Rule 14a-8 under the Exchange Act of 1934, as amended (the “Exchange Act”), to our Corporate Secretary at our principal executive office no later than December 14, 2004. A stockholder desiring to nominate a director for election at our 2005 annual meeting of stockholders must deliver a notice, in accordance with the requirements of our Amended and Restated By-laws, to our Corporate Secretary at our principal executive office no earlier than March 5, 2005 and no later than April 2, 2005. Such notice must include as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of our common stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;

and as to the stockholder giving notice:

•	the name and record address of the stockholder, and

•	the class and number of shares of our common stock beneficially owned by the stockholder.

      We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

EXPERTS

      The audited consolidated financial statements of Liberty as of and for the years ended December 31, 2003 and 2002 incorporated by reference into this proxy statement have been included in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Exchange Act, pursuant to which we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C.

20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

      We have elected to incorporate by reference into this proxy statement some of the information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those filings. The information we incorporate by reference is considered a part of this proxy statement, and any subsequent information that we file with the SEC will automatically update and supercede this information. Any information that we subsequently modify or supercede will not constitute a part of this proxy statement, except as so modified or superceded. Specifically, we incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the special meeting of stockholders on March 21, 2005:

•	our Annual Report on Form 10-K for the year ended December 31, 2003,

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, and

•	our Current Reports on Form 8-K filed on January 21, 2004, April 12, 2004, May 21, 2004, August 18, 2004 and September 10, 2004.

      You may request a copy of the information that we have incorporated by reference, at no cost, by writing to or telephoning us at the following address:

Liberty Self-Stor, Inc.

8500 Station Street, Suite 100
Mentor, Ohio 44060
Attn: President
Telephone: 440-974-3770

      PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY OF LIBERTY PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE CORPORATE SECRETARY OF LIBERTY PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

By Order of the Board of Directors,

Marc C. Krantz
Secretary

February 8, 2005

APPENDIX A

Asset Purchase Agreement

      THIS CONTRACT (“Contract”) is entered into as of this 7th day of September, 2004, by and between ACQUIPORT/ AMSDELL I LIMITED PARTNERSHIP and/or its nominee (“Purchaser”) and LIBERTY SELF STOR, LTD. and LIBERTY SELF STOR II, LTD. (collectively, “Seller”).

      1. Purchase and Sale. Purchaser agrees to purchase and Seller agrees to sell those certain eighteen (18) self-service storage facilities (“Facilities”) set forth on Exhibit A at the price of Thirty Four Million Dollars ($34,000,000.00) (“Purchase Price”). Included in the purchase is the real property on which the Facilities are situated, and all appurtenant rights thereto, and all of the personal property (excluding cash) owned by Seller and used in connection with the operation of the Facilities, including without limitation, all fixtures, furniture, building supplies, equipment, machinery, the trade name for the Facilities and computer software and licenses, as well as any intangibles including without limitation the telephone numbers, and guarantees, warranties, permits, and licenses similarly owned and/or used by Seller. Seller shall assign to Purchaser and give to Purchaser the right to use at the Facilities the names under which the Facilities currently operate until such time as the yellow page ads expire for each such location (which must be after the Closing Date), and Seller may continue to use such trade name for its Painesville and Gahanna, Ohio facilities. The real property is described on Exhibits Al-A18 attached hereto. Within seven (7) days from the date hereof, Seller and Purchaser will use their best efforts to agree upon that portion of the Purchase Price that will be allocated for each site, which agreed allocations will be shown on Exhibit A19. The personal property is described on Exhibits APl-AP18 attached hereto. Within seven (7) days from the date hereof, Seller and Purchaser will use their best efforts to agree upon that portion of the Purchase Price that will be allocated for the personal property for each site, which agreed allocation will be shown on Exhibit AP19t, and Three Hundred Thousand Dollars ($300,000) of which shall be allocated to the personal property owned by Liberty Self Stor II, Ltd. The agreement for the allocations of the Purchase Price set forth above is a condition precedent to the closing of this transaction. The real property and the personal property at an individual Facility are collectively referred to as the “Property” and the real property and personal property at all Facilities are collectively referred to as the “Properties”. Within ten (10) days after the Effective Date (hereinafter defined) Seller shall provide to Purchaser a list of all personal property owned by Seller and used in connection with the operation of the Facilities and such shall be part of the Property.

      2. Escrow. Purchaser and Seller shall execute three (3) copies of this Contract and three (3) copies of the Escrow Agreement (a copy of which is attached hereto as Exhibit B), (collectively, the “Documents”). Within ten (10) business days after the full execution of this Contract (the “Effective Date”), Purchaser shall deliver the Documents together with a check in the amount of One Hundred Thousand Dollars ($100,000.00) (“Earnest Money”) made payable to Lake County Title, LLC (the “Title Agency” or “Escrow Agent”) at 8500 Station Street, Mentor, Ohio 44060. Upon receipt of the Earnest Money and the fully executed Documents, the Title Agency will deliver a fully executed set of Documents to Seller and Purchaser. The Title Agency shall deposit the Earnest Money in an interest-bearing account until Closing (as hereinafter defined) in accordance with the terms of this Contract and the Escrow Agreement. Except as provided in this Contract or the Escrow Agreement to the contrary, all interest on the Earnest Money shall accrue for the benefit of Purchaser.

      On the Closing Date (as hereinafter defined), Purchaser shall pay the balance of the Purchase Price in the sum of Thirty Three Million Nine Hundred Thousand Dollars ($33,900,000.00), adjusted in accordance with the prorations, in cash by depositing same electronically with the Title Agency.

      3. Operations Before Closing. Prior to Closing, Seller shall operate, maintain, manage and lease each Property in the same manner as prior to the execution of this Contract. Seller will not, without Purchaser’s prior written consent, enter into any lease agreements with tenants or modify or extend existing leases: (1) for a term greater than one (1) year; or (2) at rental rates less than those customarily charged in the past and without concessions or free rent and such leases shall be on Seller’s standard form; nor will Seller enter into any new service contracts or new personal property leases other than month to month service contracts or personal property leases with no termination fee without Purchaser’s written consent. Seller shall not enter into any leases with any related party or entity without Purchaser’s prior consent.

      4. Service Contracts and Personal Property Leases. At Closing, Seller shall assign to Purchaser and Purchaser shall assume all of Seller’s rights, duties, and obligations under Seller’s existing self-storage leases (the “Leases”) and Seller’s existing service contracts and personal property leases (the “Service Contracts” and “Personal Property Leases”) the latter being described on Exhibit C hereto. All Service Contracts must be terminated on or before the Closing, be terminable on thirty (30) days’ notice or be otherwise acceptable to Purchaser in Purchaser’s reasonable judgment.

      5. Rights of Inspection.

      A. Inspection Period. For and in consideration of the Earnest Money, Purchaser shall have a period of ninety (90) days from the Effective Date (“Inspection Period”), during which time, Purchaser, or Purchaser’s counsel, accountants, agents and other authorized representatives (collectively, “Authorized Agents”), shall be entitled to enter upon the Property for the purpose of inspecting and examining the Property, including, without limitation, conducting surveying, engineering, environmental tests and studies, and any such other work as Purchaser shall consider appropriate. Purchaser and its Authorized Agents shall have full and continuing access to the Property and all parts thereof and Seller shall cooperate fully with Purchaser and its Authorized Agents in Purchaser’s inspection process. If Purchaser, in Purchaser’s sole discretion and opinion, is dissatisfied with the results of Purchaser’s inspection of the Property or any of the other items furnished by Seller and reviewed by Purchaser, as set forth in this Paragraph 5, Purchaser may, by written notice delivered to Seller on or prior to the expiration of the Inspection Period, terminate this Contract, in which event the Earnest Money and all interest earned thereon shall be immediately delivered to Purchaser, Seller or Purchaser shall have no further obligations hereunder (except as may otherwise be provided in this Contract) and this Contract shall be null and void.

      B. Document Review. Seller agrees to furnish to Purchaser within five (5) days after the Effective Date and allow Purchaser and Purchaser’s Authorized Agents, to inspect and make copies of appraisals, surveys of the Properties, owner’s title insurance policies, environmental reports and studies prepared for the benefit of Seller, assessments (special or otherwise), statements, ad valorem and personal property tax bills, notices or correspondence from governmental entities with respect to the Property, books, records, files and related items relating exclusively to the Property, estoppel letters from all non-mini storage warehouse tenants including, without limitation, office and retail space tenants, and any other documents or documentation which Purchaser may reasonably request, if any, which are in Seller’s possession or readily available to Seller.

      In addition to the foregoing, Seller shall make available to Purchaser for review, at either the office of Seller or at the Property, the originals of the Leases relating to the Property which are then in effect and Purchaser shall have the right to make photocopies of the Leases. Seller shall provide to Purchaser copies of the form of storage lease/agreement used for the Property, a current rent roll, copies of monthly operating statements for the Property for the year preceding the Effective Date, a summary of all capital expenditures of Seller relating to the Property for the year preceding the Effective Date, the Service Contracts and Personal Property Leases and, to the extent the following are in Seller’s possession or control or readily available to Seller, building plans and specifications, copies of the certificate(s) of occupancy, business operation, business registration or any similar licenses or permits issued by the City, County and/or State relating to the Property, copies of all warranties or guaranties provided to Seller for any improvements to the Property, and, if applicable, copies of any pending litigation filed against the Property or against Seller which could have adverse affect on the Property.

      6. Title Insurance. On or before thirty (30) days after the Effective Date, Seller shall provide to Purchaser through the Title Agency commitments for the issuance of an owner’s fee policy of title insurance in the amount of the Purchase Price committing the Title Agency to issue a title insurance policy in favor of Purchaser for the Facilities in the full amount of the Purchase Price (the “Commitments”). Said Commitments shall commit to insure title to the Facilities in Purchaser subject only to real estate taxes and assessments not yet due and payable; zoning ordinances, if any; and easements, reservations and restrictions of record which do not materially impair Purchaser’s ability to utilize the Facilities. Seller shall cause the

Title Agency to also simultaneously deliver a copy of the Commitments to Seller. Purchaser shall have until the expiration of the Inspection Period to examine and notify Seller of any matters shown in the Commitments which are objectionable to Purchaser. Upon receipt of such notice, Seller shall have a reasonable period of time, not to exceed thirty (30) days, to remove or correct such defects, excluding, however, monetary liens which shall be discharged at or prior to Closing. If Seller does not or cannot correct the defects, Purchaser shall, at Purchaser’s option, to be exercised by written notice to Seller within ten (10) days thereafter either (i) elect to take title “as is” without diminution in the Purchase Price; or (ii) terminate this Contract and receive a refund of the Earnest Money. If Purchaser fails to give timely written notice as to which option Purchaser wishes to exercise, then Purchaser shall be deemed to have elected to take title as is without diminution in the Purchase Price.

      At Closing, Purchaser shall obtain through the Title Agency an owners fee policy of title insurance in the amount of the Purchase Price in accordance with the terms and provisions of this

      Section 6. The Property is being sold free and clear of all possible mechanic’s liens for work done or material furnished in improving the Property. If any work or improvements have been completed less than ninety (90) days prior to Closing, Seller will furnish security against mechanic’s liens or evidence of payment of liens or acceptable release or waiver of liens. At Closing, Seller shall deliver an affidavit to the Title Agency as to the items described in this Paragraph, sufficient in form and substance to permit the Title Agency to issue the title policy to Purchaser without exception for mechanic’s liens.

      7. Deed and Bill of Sale. At Closing, Seller shall convey title to the Facilities to Purchaser by good and sufficient Limited Warranty Deed or its equivalent and by good and sufficient Bill of Sale in substantially the form of Exhibits F and G hereto. Included in the Bill of Sale shall be all the trucks and trailers at the Facilities as listed on Exhibit C provided, however, that as of the Closing Date Purchaser shall assume and hold Seller harmless for all vehicles leases and loans attributable to said trucks and trailers which vehicle leases and loans are set forth in Exhibits C and G.

      8. Survey. Within forty-five (45) days after receipt of the Commitments, Purchaser, at Purchaser’s expense may obtain ALTA Surveys of the Facilities, and Purchaser shall provide a copy of the Surveys to Seller and to the Title Agency. In the event that the Surveys reflect an encroachment or other matters objectionable to Purchaser, then the provisions for notice of objections, curing the objections, and waiver of the objections and termination of this Contract shall be the same as those with respect to title objections set forth at Section 6 hereof. Similarly, Purchaser’s options with respect to the Survey objections shall be the same as with respect to title objections as set forth at Section 6 hereof, and Purchaser’s failure to give timely notice of the exercise of its options shall be deemed to constitute an election to proceed to Closing as is without diminution in the Purchase Price.

      9. Damage, Casualty, Condemnation. If a Property site suffers damage as a result of any casualty or condemnation prior to the Closing Date and can be restored for Two Hundred Fifty Thousand Dollars ($250,000) or less, then Seller shall expeditiously commence and complete the restoration in a good and workmanlike manner. If the cost of repair exceeds Two Hundred Fifty Thousand Dollars ($250,000), Purchaser can elect, by notice to Seller, to either terminate this Contract as to that damaged or condemned site only and the Purchase Price shall be reduced by the amount allocated to that site as set forth in Exhibits A1-A18, or require Seller to restore the damage or Purchaser shall be entitled to receive all insurance proceeds or awards resulting from such casualty or condemnation, and Seller shall pay to Purchaser the amount of any deductible under such insurance policy. If restoration of the damage is not completed within five (5) days prior to the Closing Date, then the Closing Date will be extended until a date that is five (5) days after completion of the restoration. All risks of loss are borne by Seller prior to Closing.

      10. The Closing. The closing (“Closing”) shall occur at the local office of the Title Agency on the later of the following dates: January 3, 2005 or the last day of the month following the date Seller has obtained the required approvals listed in Section 24 of this Contract, provided the expiration of the Inspection Period has pre-dated any such date (“Closing Date”). At Closing, Purchaser shall deliver to Seller the Purchase Price, and Seller shall provide Purchaser with the items listed in Exhibit D attached hereto. The form of such items shall be substantially as set forth on Exhibits F, G, H, I, J, and K hereto. The proration date (“Proration

Date”) shall be the Closing Date. The following items will be prorated as of 12:01 a.m. on the Proration Date: Income and operating expense items including, but not limited to taxes and assessments (which shall be based on the most recently available tax duplicates or information), rents, and any prepaid agreements approved by Purchaser, Service Contracts, and Personal Property Leases, but not capital expense items and debt service payments. Purchaser shall receive a credit against the Purchase Price for all security deposits under the Leases. Seller and Purchaser shall work together to notify utility companies of the Closing and transfer all utilities, including telephone numbers, to Purchaser’s name as of the Closing Date. Seller shall be entitled to a refund of all utility deposits and shall pay all utilities up to and including the Closing. Purchaser shall be responsible for all utilities from and after the Closing.

      Seller shall terminate all employees employed at the Facilities, whether or not same are re-employed by Purchaser, and Seller shall be responsible for all wages, bonuses, vacation pay, sick pay promised by Seller to such employees and for any severance payment, unemployment compensation or other obligations due such employees as a result of such termination.

      Seller shall pay or cause to be paid to Purchaser, in cash at Closing, prepaid rents paid to Seller by tenants as of the Proration Date. Except as hereinafter provided, no proration shall be made for rents delinquent as of the Closing Date (“Delinquent Rents”). At Closing, Purchaser shall pay Seller an amount which is equal to seventy-five percent (75%) of Delinquent Rents of Non-Defaulting Tenants which are delinquent thirty (30) days or less. As used herein, Non-Defaulting Tenants means tenants which are delinquent thirty (30) days or less. Any Delinquent Rents collected after Closing shall belong exclusively to Purchaser and all rights to pursue collection of such amounts shall vest solely in Purchaser.

      All prorations shall be final.

      11. Closing Costs. Seller shall pay one-half (1/2) of all transfer/conveyance taxes with respect to transfer of the Properties, one-half (1/2) of the fees of the Title Agency for its services as Escrow Agent and one-half (1/2) of the premium for an owner’s policy of title insurance (ALTA 1970 Form B, amended 10/17/70 and 10/17/84) in the full amount of the Purchase Price. All other closing costs shall be paid by Purchaser.

      12. Real Estate Commissions. Purchaser warrants that it has not engaged the services of a real estate broker and agrees to indemnify, defend, and hold harmless Seller from all claims and costs incurred by Seller as a result of anyone’s claiming by or through Purchaser any fee, commission or compensation on account of this Contract. Seller warrants that it has not engaged the services of a real estate broker, and Seller agrees to indemnify, defend, and hold harmless Purchaser from all claims and costs incurred by Purchaser as a result of anyone’s claiming by or through Seller any fee, commission or compensation on account of this Contract.

      13. Remedies. In the event of a breach of this Contract by Seller, Purchaser shall, as Purchaser’s sole remedies, have the right to either (i) receive a refund of the Earnest Money and terminate this Contract, in which case neither Seller nor Purchaser shall have any further rights, duties or obligations hereunder; or (ii) bring and maintain an action for the specific performance hereof. In the event of the breach of this Contract by Purchaser, Seller, as Seller’s sole remedy, shall retain the Earnest Money as and for liquidated damages, in which event this Contract shall terminate and be of no further force or effect and neither party shall have any further rights, duties or obligations hereunder.

      14. Seller’s Representations, Warranties, and Covenants. Seller represents, warrants and covenants that:

      a. As of the date hereof and as of the Closing Date, there is or will be, to Seller’s actual knowledge, no condemnation proceeding threatened or pending and no pending or, to Seller’s actual knowledge, no threatened litigation, investigation or proceeding with reference to any Property or which otherwise would adversely affect Seller’s ability to perform Seller’s obligations hereunder.

      b. Seller hereby agrees to maintain the Property in its present condition (ordinary wear and tear excepted) and to operate the Property in a careful and prudent manner; and to comply with all occupancy leases thereof until the time of Closing.

      c. Seller is the fee simple owner of the Property and subject to obtaining the approvals listed in Section 24 of this Contract has full authority to convey the Property and to execute this Contract and any and all documentation required to effectuate the full intent and purposes of this Contract.

      d. There are no governmental liens of record affecting the Property.

      e. Seller shall cooperate in all respects with Purchaser’s efforts to determine the suitability of the Property for Purchaser’s intended use.

      f. To Seller’s actual knowledge, no adverse soil conditions exist, the Property has not in the past been used, is not presently being used and will not in the future (for so long as Seller owns same) be used for the handling, storage, transportation or disposal of hazardous or toxic materials, of any kind or nature and in the event the environmental site assessment obtained by Purchaser indicates that the Property has been or presently is being used for the handling, storage, transportation or disposal of hazardous or toxic materials of any kind or nature, Purchaser may require that all such violations be corrected by Seller, at Seller’s sole cost and expense, prior to Closing.

      g. All financial documentation and financial information delivered or made available to Purchaser and/or Purchaser’s Authorized Agents for review during the Inspection Period is true and correct in all material respects.

      h. To the best of Seller’s knowledge, documentation and information which is not financial in nature which has been delivered or made available to Purchaser and/or Purchaser’s Authorized Agents for review during the Inspection Period is true and correct in all material respects.

      i. Seller has not as of the Effective Date of this Contract distributed or authorized the distribution of any localized, mass or direct marketing mailing which provides any coupons, discounts or other rental concessions, rebates or free rent for any new or existing tenants of the Property.

      j. From the date hereof until Closing, Seller shall: (a) maintain in accordance with Seller’s past practice complete accurate books, accounts and records relating to the Property; (b) continue to maintain and operate the Property in accordance with Seller’s past practices; (c) maintain the Property in good order and condition and not permit the Property to adversely change from its present condition; and (d) comply with the terms and provisions of all Leases, Service Contracts, Personal Property Leases and other obligations of Seller relating to the Property.

      k. The Leases are in full force and effect and Seller is not in default under the Leases and except as disclosed in writing by Seller, the tenants under the Leases are not in default.

      l. Each Seller is a limited liability company duly organized and in good standing within its state or organization. This Contract has been duly authorized by all necessary action on the part of Seller and subject to Section 24 hereof, is enforceable against Seller in accordance with its terms. Upon receipt of the approvals listed in Section 24 of this Contract, the execution and delivery of, and the performance by Seller of its obligations under, this Contract will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller.

      m. All representations, covenants and warranties of Seller set forth in this Contract and the conditions and circumstances contained herein shall be effective, valid, true and correct at the date of and shall survive the Closing for one (1) year. Purchaser shall have the right to terminate this Contract and receive a refund of its Earnest Money together with any interest earned thereon if any of the representations, covenants and/or warranties are not valid, true and correct in all material respects as of the Closing Date, in which event this Contract shall be deemed null and void and Seller and Purchaser shall be released from all obligations under this Contract, except as may be otherwise set forth herein.

      The term “actual knowledge” as used in Seller’s Representations, Warranties, and Covenants shall only mean the actual knowledge of Richard M. Osborne or Thomas Smith, with no independent investigations being required by either of them.

      15. Purchaser’s Representations, Warranties and Covenants.

      (a) Organization and Power. Purchaser is a limited partnership duly organized and in good standing with the State of Delaware and is qualified to do business in Ohio. This Contract has been duly authorized by all necessary action on the part of Purchaser and is enforceable against Purchaser in accordance with its terms. The execution and delivery of, and the performance by Purchaser of its obligations under, this Contract does not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Purchaser’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser.

      (b) Investigation of the Property. Purchaser is, or as of the end of the Inspection Period will be, familiar with the Properties and has made, or will have made, such independent investigations as Purchaser deems necessary, advisable or material concerning all aspects of the Properties, including, but not limited to, the condition, use, sale, development or suitability of the Properties for Purchaser’s intended purposes.

      (c) No Reliance on Seller. Except for the representations and covenants of Seller that are specifically set forth in this Contract, Purchaser is relying solely upon Purchaser’s own inspection, investigation, and analysis in purchasing the Properties, and, except as otherwise specifically set forth in this Contract, Purchaser is not relying in any way upon any representations, statements, agreements, studies, plans, reports, descriptions, guidelines or other information or materials including the materials furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any of the foregoing matters, except as provided in this Contract to the contrary.

      (d) “AS IS” Purchase. Purchaser acknowledges that Purchaser is a sophisticated purchaser who is familiar with properties similar to the Properties. Purchaser is acquiring the Properties “AS IS,” “WHERE IS” and “WITH ALL FAULTS,” in its present state and condition, without representation or warranty by Seller or any of its representatives or agents as to any matters whatsoever except as otherwise specifically set forth in this Contract. Except as otherwise specifically set forth in this Contract, no patent or latent condition affecting the Properties in any way, whether or not known or discoverable or hereafter discovered, shall affect Purchaser’s obligations hereunder, nor shall any such condition give rise to any right of damages, rescission or otherwise against Seller.

      (e) Purchaser’s Disclaimer. Except as expressly set forth in this Contract, Purchaser acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) the value, nature, quality or condition or the Properties, including, without limitation, the water, soil and geology, (ii) the suitability of the Properties for any and all activities and uses which Purchaser may conduct thereon, (iii) the compliance of or by the Properties or its use with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Properties, (v) the manner or quality of the construction or materials, if any, incorporated into the Properties, (vi) the manner, quality, state of repair or lack thereof, (vii) pollution or land use laws, rules, regulations, orders or requirements, including the existence in or on the Properties of hazardous materials or hazardous substances, (viii) the Properties’ exact size, shape or boundary line locations, or (ix) any other matter with respect to the Properties. Additionally, no person acting on behalf of Seller is authorized to make, and by execution hereof Purchaser acknowledges that no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the Property or the transaction contemplated herein, and no such representation, warranty, agreement, guaranty, statement or promise, if any, made by any person acting on behalf of Seller shall be valid or binding upon Seller unless expressly set forth in this Contract.

      (f) Subject to the representations, warranties, covenants, rights and agreements of Seller and Purchaser contained in this Contract, and except as set forth in this Contract, Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Properties, Purchaser is relying solely on its own investigation of the Properties and not on any information provided or to be provided by Seller, and at Closing, Purchaser shall be deemed to have agreed to accept the Properties and to have waived all objections or claims it may have against Seller arising from or related to the Properties or to any hazardous materials on the Properties except as set forth in this Contract.

      15. Notices. Any notice which any party may be required or may desire to give hereunder shall be by overnight courier or by facsimile and shall be deemed to have been duly given on the next business day if sent by overnight courier or on the same day if sent by facsimile before 5:00 p.m. Eastern or Eastern Daylight Time.

To Seller:	To Purchaser

Liberty Self Stor, Ltd.	Acquiport/Amsdell I Limited Partnership
8500 Station Street	6745 Engle Road, Suite 300
Mentor, Ohio 44060	Middleburg Heights, OH 44130
Attn: Mr. Thomas J. Smith	Attn: Patricia A. Rocewicky
Fax No.: (440) 974-0844	Fax No.: (440) 234-5899
Liberty Self Stor II, Ltd.	With a Copy to:
8500 Station Street
Mentor, OH 44060	Edward A. Hurtuk, Esq.
Attn: Mr. Thomas J. Smith	Hurtuk & Daroff Co., L.P.A.
Fax No.: (440) 974-0844	One Corporate Exchange
25825 Science Park Drive, Ste. 210
Cleveland, OH 44122
Fax No.: (216) 464-4007
With a Copy to:
Dworken & Bernstein Co., LPA
60 South Park Place
Painesville, Ohio 44077
Attn: Melvyn E. Resnick, Esq
Fax No.: (440) 352-3469
TO TITLE AGENCY:
Lake County Title, LLC
8500 Station Street
Mentor, Ohio 44060
Fax No.: (440) 255-7799

      17. Time of Essence. Time is of the essence of this Contract.

      18. Attorney’s Fees. If there is any controversy or claim between or among the parties hereto, whether arising out of this Contract or any instrument or agreement executed in connection with the transaction contemplated hereby, the prevailing party in such controversy or claim shall be entitled to recover its attorneys’ fees, expenses and costs from the other party.

      19. Agreement Not to Compete. In consideration of Purchaser executing this Contract, Seller and the “Other Parties” (Liberty Self Stor, Inc. (“Liberty”), Richard M. Osborne, Richard M. Osborne, Jr. and Thomas J. Smith) who have joined herein agree not to compete, directly or indirectly, in any capacity, with Purchaser in the storage business in an area within a five (5) mile radius of any Facility. On the Closing Date, Seller and the Other Parties shall execute an agreement not to compete with Purchaser (“Agreement Not To Compete”) in the form of Exhibit K attached hereto. Notwithstanding the foregoing, it is understood and agreed that each of Seller and the Other Parties may continue to operate the existing self-storage facilities located in Painesville, Ohio, on Tin Man Road in Mentor, Ohio, and in Gahanna, Ohio.

      20. Timing. Time is deemed to be of the essence hereof. If any date herein (except the Proration Date) shall fall on a Saturday, Sunday, Monday or national holiday (Non-business Day”), the date shall automatically be advanced to the first Tuesday thereafter; but if that day is a Non-business Day, then the date shall be the next business day.

      21. Entire Agreement. This Contract and the Exhibits attached hereto constitute the entire agreement between the parties and supersedes all other negotiations, understandings, and representations made by and between the parties and their agents, servants, and employees. Purchaser shall have the right to assign its rights and obligations under this Contract, but Purchaser shall not be released from liability as a result of such assignment.

      22. Counterparts. This Contract may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      23. Section 1031 Exchange. Purchaser acknowledges and agrees that Seller may elect to structure the sale of the Properties as the first step in an exchange of like-kind properties pursuant to Section 1031 of the Internal Revenue Code. In the event that Seller so elects, Purchaser agrees to cooperate with Seller and to execute any and all such documents as may be reasonably requested by Seller or the Title Agency in connection therewith, provided that in no event shall Purchaser be obligated to take title to any so-called “Replacement Property” or otherwise incur any liabilities or expenses as a result of Seller’s such election. Seller acknowledges and agrees that Purchaser may elect to structure the purchase of the Properties in connection with an exchange of like-kind properties pursuant to Section 1031 of the Internal Revenue Code. In the event that Purchaser so elects, Seller agrees to cooperate with Purchaser and to execute any and all such documents as may be reasonably requested by Purchaser or the Title Agency in connection therewith, provided that in no event shall Seller be obligated to take title to any so-called “Replacement Property” or otherwise incur any liabilities or expenses as a result of Purchaser’s such election.

      24. Necessary Approvals. Purchaser acknowledges that Liberty owns a substantial stake in Liberty Self-Stor, Ltd. and is a publicly traded corporation governed by the General Corporation Law of the State of Maryland (the “MGCL”), the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Purchaser further acknowledges that Seller’s obligations hereunder are conditioned upon (i) the approval of the Board of Directors of Liberty within twenty-one (21) days following the date of the execution of this Contract, (ii) the SEC’s approval of definitive proxy and related materials required under the Securities Exchange Act, and (iii) the approval of the Shareholders of Liberty. Seller will use good faith efforts to obtain all necessary approvals not later than ninety (90) days following the expiration of the Inspection Period, provided, however, that Seller may extend the approval period for an additional thirty (30) days if necessary to obtain the approvals as determined by Seller in its sole discretion. Seller shall promptly notify Purchaser with regard to the status of Seller’s efforts to secure such approvals and shall promptly notify Purchaser following the obtaining of such approvals. In the event of the failure of either of said conditions, this Contract shall thereupon terminate and be of no further force or effect, the Earnest Money shall be returned to Purchaser, and neither party shall thereupon have any further rights, duties or obligations hereunder. Thomas J. Smith and Richard M. Osborne, by their execution of this Contract, agree that subject to their receipt of a Superior Proposal (as defined in Section 25(b)) they shall approve as such Shareholder or Directors, the sale of the Properties and shall recommend the approval of the sale of the Properties to such Board of Directors and Shareholders.

      25. Off Market and Break-Up Fee.

      (a) Seller and Liberty each agrees that it shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or Liberty, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Seller or Liberty (“Acquisition Proposal”), except to the extent that the Board of Directors of Liberty, after consultation with independent legal counsel, determines in good faith that the failure to take such action would constitute, or could reasonably be expected to constitute, a breach of its fiduciary duties under applicable law or Liberty’s organizational documents. Seller shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this

Contract with any parties other than Purchaser with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

      (b) Either Purchaser or Seller may terminate this Contract in the event that Liberty receives an Acquisition Proposal pursuant to Section 25(a) hereof and enters into an agreement with respect to such Acquisition Proposal, subject however, to the payment by Liberty Self Stor, Ltd. to Purchaser of a termination fee in the amount of One Million Dollars ($1,000,000.00) plus the return of Purchaser’s Earnest Money deposit. Upon payment of the fee described in this Section 25(b), Seller and the Other Parties shall have no further liability or obligation to Purchaser at law or in equity with respect to this Contract or the termination thereof.

      26. Confidential Agreement. Except as permitted below in this Section 26 or by court order or by operation of law, the terms and conditions of this Contract shall be treated as confidential by both parties, and neither any of such terms or conditions nor any copy of this Contract shall be divulged or provided to any third party other than the parties’ respective attorneys, agents, consultants and employees and Purchaser’s lenders, if any, by either party hereto without the prior consent of the other party hereto. Purchaser shall cause Purchaser’s attorneys, agents, consultants, employees and lenders to retain the confidentiality required pursuant to this Section. Notwithstanding anything to the contrary contained in this Contract (or in any document or instrument related to this Contract), Purchaser, U-Store-It Trust and Liberty shall be permitted to (i) disclose the existence of this Contract and the matters set forth herein in the Form S-11 registration statement of U-Store-It Trust (as amended from time to time), a Form 8-K to be filed by Liberty or as may be otherwise required under the federal securities laws, and (ii) file this Contract as an exhibit to such registration statement, Form 8-K or any other filings required under the federal securities laws. Each of Purchaser and Seller shall inform the other at least 24 hours prior to the filing of such registration statement or Form 8-K. Each of Purchaser, Seller and Liberty agrees that it will not, without the prior approval of the other parties which shall not be unreasonably withheld, issue any press release or written statement for general circulation relating to the transactions contemplated hereby.

      27. Information and Audit Cooperation. At Purchaser’s request, at any reasonable time before or after the Closing with reasonable prior notice, Seller shall provide to Purchaser’s designated independent auditor access to the books and records of the Properties, and all related information with respect to the Properties for the period for which Purchaser or U-Store-It Trust is required to have the Properties audited under the regulations of the Securities and Exchange Commission and any subsequent period, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit L attached hereto, in connection with the normal course of auditing the Facilities in accordance with generally accepted auditing standards.

      28. Takeover Law. Notwithstanding any other provision of this Contract, Seller and Purchaser shall not take any action that would cause the transactions contemplated by this Contract to be subject to requirements imposed by any Takeover Law (as hereinafter defined). Seller hereby represents that it has taken all necessary steps to exempt (and ensure the continued exemption of) the transactions contemplated by this Contract from any applicable Takeover Law. “Takeover Law” means any “control share,” “business combination” or other anti-takeover laws and regulations of any state applicable to either Purchaser or Seller, as now or hereafter in effect. Purchaser hereby represents that it is not an “interested stockholder” (within the meaning of MGCL Section 3-601) with respect to Liberty and does not own any “control shares” (within the meaning of MGCL Section 3-701) of Liberty.

      29. Dissenting Shares. In the event that one or more stockholders (“Dissenting Stockholders”) of Liberty shall demand the fair value of their shares of Liberty pursuant to Sections 3-201 through 3-213 of the MGCL (the “MGCL Dissenters Law”), the following provisions shall apply:

      (a) The obligations of the Purchaser and the Seller under this Contract shall each be conditioned upon the amount of shares held by Dissenting Stockholders (such shares, the “Dissenting Shares”), expressed as a percentage of total outstanding shares of Liberty and measured at the time of the Liberty stockholders meeting for approval of this transaction (the “Dissenting Shares Percentage Amount”), being no greater than 3%. Notwithstanding the foregoing, neither party shall be permitted to assert such condition if the other party provides a written agreement (an “Excess Dissenting Shares Agreement”) to satisfy any and all obligations of the “successor” under the MGCL Dissenters Law with respect to an amount of Dissenting Shares equivalent to the excess of the Dissenting Shares Percentage Amount over 3%. Liberty shall promptly notify Purchaser of the Dissenting Shares Percentage Amount following its stockholder meeting. In the event of the failure of such condition, this Contract shall thereupon terminate and be of no further force or effect, the Earnest Money shall be returned to Purchaser, and neither party shall thereupon have any further rights, duties or obligations hereunder.

      (b) Except as provided in any Excess Dissenting Shares Agreement provided by Purchaser pursuant to Section 29(a), Liberty and Seller shall, at their own cost and expense, satisfy any and all obligations of the “successor” under the MGCL Dissenters Law with respect to all Dissenting Shares (including, without limitation, any obligations of the “successor” to (i) provide notice to “objecting stockholders” under Section 3-207 of the MGCL, and (ii) make payment for the fair value of all Dissenting Shares).

      (c) If, due to any breach of Section 29(b) or due to any applicable law preventing the obligations of the “successor” under the MGCL Dissenters Law to be satisfied by Seller and Liberty as contemplated by Section 29(b), any obligations of the “successor” under the MGCL Dissenters Law are satisfied by the Purchaser, then Liberty and Seller shall (i) immediately following any payment by Purchaser with respect to any Dissenting Shares, purchase such Dissenting Shares from Purchaser at a purchase price equal to the payment made for such Dissenting Shares by Purchaser, and (ii) reimburse Purchaser for any reasonable third party costs and expenses incurred by Purchaser in connection with satisfying such obligations. Notwithstanding the foregoing, Seller and Liberty shall not be required to reimburse Purchaser for any obligations assumed by Purchaser under an Excess Dissenting Shares Agreement. In connection with any offer to purchase Dissenting Shares made by Purchaser, Purchaser and Seller shall use good faith efforts to agree on an appropriate purchase price to be offered for such Dissenting Shares.

      (d) The obligations of Seller and Liberty under Sections 29(b) and (c) shall be secured by an amount (the “Restricted Amount”) placed in a newly established segregated bank account of Seller at a bank reasonably satisfactory to the Purchaser (the “Restricted Account”). A portion of the Purchase Price payment delivered at the Closing equal to the Restricted Amount shall be used to fund the Restricted Account. Seller shall maintain ownership of the Restricted Account and shall not disburse any funds from the Restricted Account unless and until ten days after receipt by Purchaser of a written certification from an executive officer of Liberty to the effect that no Dissenting Shares remain outstanding and all liabilities of the “successor” under the MGCL Dissenters Law have been satisfied (unless, within such ten day period, the Purchaser shall dispute such written certification in writing, in which case the Restricted Amount shall only be disbursed upon a court order or the written agreement of the Purchaser and the Seller). Such certification shall be accompanied by reasonable evidence of the satisfaction of such liabilities (e.g., copies of cancelled share certificates and written receipts for share payments). The Restricted Amount shall be equal to the product of (i) the Dissenting Shares Percentage Amount multiplied by (ii) the product of (A) .299 and (B) the sum of (1) the difference obtained by subtracting the aggregate amount of long-term indebtedness to be repaid in connection with the transactions contemplated hereby from the Purchase Price, and (2) the difference obtained by subtracting the aggregate amount of long-term indebtedness associated with Seller’s remaining assets from the fair value of such remaining assets (as reasonably determined by Seller and calculated without duplication of items in clause (1)).

      (e) Seller, Liberty and the Purchaser shall each reasonably cooperate to effect any payments of fair value to Dissenting Stockholders pursuant to the MGCL Dissenters Law in as efficient a manner as possible. Seller and Liberty acknowledge that U-Store-It Trust, an affiliate of the Purchaser, intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. Accordingly, Seller and Liberty shall cooperate with the Purchaser, and take all such actions as the Purchaser may reasonably request (including, if requested by the Purchaser, effecting transfers of Dissenting Shares from the Purchaser to a taxable REIT subsidiary of the Purchaser on the stock transfer books of Liberty), to ensure that the transactions contemplated by this Section 29 are consistent with the applicable requirements for REITs.

      IN WITNESS WHEREOF, the parties have hereunto affixed their signatures as of the date and year first above written.

SELLER:
LIBERTY SELF STOR, LTD.
AN OHIO LIMITED LIABILITY COMPANY

By:

LSSI LIMITED PARTNERSHIP
a Delaware limited partnership, Sole Member

By:

LIBERTY SELF STOR, INC.
a Maryland corporation, General Partner

By:

Thomas J. Smith, President
Date: September 7, 2004

AND: LIBERTY SELF STOR II, LTD.
AN OHIO LIMITED LIABILITY COMPANY

By:

Richard M. Osborne, Sole Member
Date: September 7, 2004

PURCHASER:
ACQUIPORT/ AMSDELL I LIMITED
PARTNERSHIP
A DELAWARE LIMITED PARTNERSHIP

By:

Amsdell Partners, Inc., an Ohio corporation, its
General Partner

By:

Robert J. Amsdell, President
Date: September 7, 2004

OTHER PARTIES:
LIBERTY SELF STOR, INC.

By:

Thomas J. Smith, President
Date: September 7, 2004

Richard M. Osborne
Date: September 7, 2004

Richard M. Osborne, Jr.
Date: September 7, 2004

Thomas J. Smith
Date: September 7, 2004

APPENDIX B

      3-201 Definition. — (a) In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

      (b) When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange. (Last amended by Ch. 657, L. ’85, eff. 7-1-85.)

      3-202 Right to Fair Value of Stock. — (a) Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under §3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by §3-602 of this title or exempted by §3-603(b) of this title.

      (b)(l) Fair value is determined as of the close of business:

(i) With respect to a merger under §3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under §3-106; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by §3-602 of this title or exempted by §3-603(b) of this title, fair value shall be value determined in accordance with the requirements of §3-603(b) of this title.

(c) Unless the transaction is governed by §3-602 of this title or is exempted by §3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under §3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under §3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger; unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of §3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value. (Last amended by Ch. 301, L. ’03, eff. 6-1-03.)

      Ch. 301, L. ’03, eff. 6-1-03, added matter in italic.

      .1     Valuation of shares of dissenting stockholders. — Appraisers of dissenting stockholders’ shares may consider assets and asset value, market value, going concern value, leverage value, net earnings, and all other factors brought to their attention. Where the market price as of the date of the consolidation was less than the dissolution value of the company, the appraisers correctly allowed nothing for going concern value. Camp v American General Corp, 190 A 225 (1936).

      Appraisal of stock of dissenter to corporate reorganization can be based on stock’s “going concern” value rather than on its liquidating value; corporate reorganizations need not be considered for appraisal purposes as liquidations. Warren v The Baltimore Transit Co, 154 A2d 796 (Cir Ct 1959).

      .2     Status of bondholders’ protective committee. — Bondholders’ protective committee is entitled to compensation for services in reorganization of corporation and does not forfeit its right to compensation by effort to sustain, against desire of majority bondholders, reported resale of corporate property. Lewis v Fisher, 197 A 571 (1938).

      .3     Dissenters’ remedy. — Dissenting stockholders’ remedies are available in courts of incorporating state only. McGhee v General Finance Corp, 84 FSupp 24 (WD Va 1949); Sheridan v American Motors Corp, 132 FSupp 121 (ED Pa 1955).

      .4     Demand for fair value. — Pursuant to state appraisal statute, filing a petition for appraisal of fair value in the appropriate court within the prescribed time period after the acceptance of the articles of merger is not the functional equivalent of making a demand on the successor corporation for payment of fair value of the shares within the prescribed time period after the acceptance of the articles of merger and does not excuse shareholder’s failure to do the latter. Sornberger v Chesapeake and Ohio Railway Co. 566 A2d 503 (Ct Spec App 1989).

      .5     Exclusivity of remedy. — Action for majority’s breach of fiduciary duty to minority in connection with merger was not barred, even though minority had elected appraisal remedy, because action would not delay majority’s acquisition of minority’s “stockholder rights” and, in any case, serious allegations of fiduciary duty alone were sufficient reason for exception to election rule, although tender offer distributions by majority were not strictly dividends, they were sufficiently analogous to them to warrant application of non-discrimination rule so minority’s complaint that it received less per share than other shareholders stated cognizable claim. The Twenty Seven Trust v Realty Growth Investors, 533 FSupp 1028 (D Md 1982).

      .6     Freeze-out of minority shareholder. — Court enjoined reverse stock split by which minority shareholder was to be cashed out because, although there is no per se rule against minority freeze-out in closely held corporation, (1) minority shareholder has pending derivative suit which makes appraisal of his stock difficult, (2) minority shareholder would lose right to inspect corporate books, and (3) minority’s continuation as shareholder would not be likely to cause future disruption in company. Lerner v Lerner, 511 A2d 501 (Ct App 1986).

      .7     Limitation on remedy. — Appraisal is a limited legislative remedy and limited to valuation. It does not address wrongdoing such as self-dealing, fraud, misrepresentation, and deliberate waste of corporate assets. Moreover, Maryland does not have a statutory appraisal remedy for stock that is traded on a national exchange. Bayberry Assoc v Jones and Surgent v Jones, consolidated appeal No. 89-31-1 (1-22-90) (Maryland law).

      3-203 Procedure by Stockholder. — (a) A stockholder of a corporation who desires to receive payment of the fair value of1 the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under §3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under §3-106; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under §2-505(b) of this article, within 10 days after the corporation gives the notice required by §2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for[1] the stockholder’s stock, stating the number and class of shares for which[2] the stockholder demands payment.

      (b) A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment. (Last amended by Ch. 642, L. ’00, eff. 6-1-00.)

      Ch. 642, L. ’00, eff. 6-1-00, added matter in italic and deleted1 “his” and1 “he”.

      .1 Appraisal. — Dissenting shareholders in a management buyout of a Maryland corporation that took the form of a share exchange were not entitled to exercise their appraisal rights where their demand letter was addressed and sent to a corporation that had been formed to effectuate the buyout rather than to a corporation that actually became the successor. Pink v Cambridge Acquisition, Inc. No. 877 (Ct Spec App 4-9-99).

      3-204 Effect of Demand on Dividend and Other Rights. — A stock holder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under §3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value. (Last amended by Ch. 567, L. ’76, eff. 7-1-76.)

      3-205 Withdrawal of Demand. — A demand for payment may be withdrawn only with the consent of the successor.

      Reviser’s Note: This section presently appears as the second sentence of Art. 23, §73(i). The only changes are in style.

      3-206 Restoration of Dividend and Other Rights. — (a) The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

      (b) The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

      Revisor’s Note: This section presently appears as the last sentence of Art. 23, §73(i). Sec. 3-204 provides that a demand may be withdrawn only with the consent of the successor. Therefore, similar language in subsection (a)(1) is deleted. The only other changes are in style. The provisions relating to the filing of a petition for an appraisal are contained in §3-207.

      3-207 Procedure by Successor. — (a)(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months 1 ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

      (b) The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by registered mail at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock. (Last amended by Ch. 10, L. ’85, eff. 7-1-85.)

      Ch. 10, L. ’85, eff. 7-1-85 added matter in italic and deleted “ended.”

      Revisor’s Note: This section presently appears as Art. 23, §73(c). References to “post-office” addresses have been deleted as unnecessary in light of the definition of “address” in §1-101 of this article. The only other changes are in style. See Art. 1, §20 for a provision permitting the use of certified mail as a substitute for registered mail.

      3-208 Petition For Appraisal; Consolidation of Proceedings; Joinder of Objectors. — (a) Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

      (b)(l) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

      Revisor’s Note: This section presently appears as Art. 23, §73(d). The only changes are in style. Although CJ §6-201 provides a general venue provision, the narrower venue is required here to facilitate the mandatory consolidation of suits required by subsection (b) of this section. In this regard, it should be noted that this section supersedes M.R. 503.

      3-209 Certificate May Be Noted. — (a) At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

      (b) If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

      Revisor’s Note: This section presently appears as Art. 23, §73(e). The only changes are in style.

      3-210 Appraisal of Fair Value. — (a) If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

      (b) Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

      (c) The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

      (d)(l) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

      Revisor’s Note: This section is new language derived without substantive change from the first paragraph of Art. 23, §73(f). The time as of which the fair value is determined appears in §3-201 of this article.

      3-211 Consideration by Court of Appraisers’ Report. — (a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

      (b)(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

      (c)(l) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date1 as to which fair value is to be determined under §3-202 of this subtitle, and

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under §3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

      (d)(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under §3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) the financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under §3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

      (e) The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment. (Last amended by Ch. 567, L. ’76, eff. 7-1-76.)

      Ch. 567, L. ’76, eff. 7-1-76, added matter in italic and deleted1 “stockholders voted on the action objected to.”

      3-212 Surrender of Stock. — The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

      Revisor’s Note: This section presently appears as Art. 23, §73(j). The only changes are in style.

      3-213 Rights of Successor With Respect to Stock. — (a) A successor which acquires the stock of an objecting stockholder1 is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day2 as at which fair value is to be determined under §3-202 of this subtitle.

      (b) After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

      (c) Unless the articles3 provide otherwise stock in the successor of a consolidation4 merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock. (Last amended by Ch. 567, L. ’76, eff. 7-1-76.)

      Ch. 567, L. ’76, eff. 7-1-76, added matter in italic and deleted1 “may receive”;2 “the stockholders voted on the transaction objected to”;3 “otherwise”; and4 “or.”

LIBERTY SELF-STOR, INC.

8500 Station Street, Suite 100
Mentor, OH 44060

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 21, 2005.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned, having received notice of the Special Meeting of Stockholders of Liberty Self-Stor, Inc. (the “Company”) to be held at our offices, 8500 Station Street, Suite 100, Mentor, Ohio 44060 at 2:00 p.m. local time on March 21, 2005, hereby appoints Thomas J. Smith and Marc C. Krantz, and each of them with authority to act without the other, as attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of common stock of the Company that the undersigned is entitled to vote at such meeting or at any adjournment thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

     PROPOSAL 1. To approve of the sale of substantially all of the Company’s assets pursuant to the terms of an asset purchase agreement by and among the Company, Liberty Self-Stor, Ltd., a wholly-owned subsidiary of the Company’s operating partnership, LSS I Limited Partnership, and U-Store-It, L.P. dated September 7, 2004.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(see reverse side)

     In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

     The undersigned reserves the right to revoke this proxy at any time prior to the proxy being voted at the special meeting. The proxy may be revoked by delivering a signed revocation to the Company at any time prior to the special meeting, by submitting a later-dated proxy, or by attending the special meeting in person and casting a ballot. The undersigned hereby revokes any proxy previously given to vote such shares at the special meeting.

Signature

Date:

Signature

Date:

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.